SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

DIAMOND FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 10, 2012

To our stockholders:

You are cordially invited to attend the Diamond Foods, Inc. combined 2012 and 2013 annual meeting of stockholders (“Annual Meeting”) to be held at 1050 S. Diamond Street, Stockton, California 95205 on Monday, January 14, 2013 at 1:30 p.m., Pacific Time.

The matters to be acted upon at the Annual Meeting are described in detail in the accompanying notice of the Annual Meeting and the proxy statement. The Annual Meeting materials include the notice, proxy statement, our annual report and proxy card, all of which are enclosed.

Please use this opportunity to contribute to our company by voting on the matters to come before this Annual Meeting. Stockholders who hold shares in their own name through our transfer agent, Computershare, or who hold physical stock certificates can cast their vote online or by telephone. To vote online or by telephone, follow the instructions for online voting contained within your Annual Meeting materials. If you do not wish to vote online or by telephone, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope so that your shares will be represented at the Annual Meeting. Voting online, by telephone or by returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely,

Brian J. Driscoll
President and Chief Executive Officer

Diamond Foods, Inc.

600 Montgomery Street

San Francisco, California 94111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on January 14, 2013

To our stockholders:

On behalf of the Board of Directors of Diamond Foods, Inc., you are cordially invited to attend our combined 2012 and 2013 annual meeting of stockholders (“Annual Meeting”), which will be held at 1050 S. Diamond Street, Stockton, California 95205 on Monday, January 14, 2013 at 1:30 p.m., Pacific Time.

The purpose of the Annual Meeting is to:

1. Elect as members of the Board of Directors the nominees named in the attached proxy statement.

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2012.

3. Conduct an advisory vote regarding executive compensation (the “Say-on-Pay” vote).

4. Conduct an advisory vote on the frequency of future Say-on-Pay votes (the “Say-on-Frequency” vote).

5. Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items of business are described in the attached proxy statement. Only stockholders of record at the close of business on November 27, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By order of the Board of Directors

Stephen E. Kim
Senior Vice President, General Counsel and Corporate Secretary

San Francisco, California

December 10, 2012

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, by telephone, or by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented.

Diamond Foods, Inc.

600 Montgomery Street

San Francisco, California 94111

PROXY STATEMENT

December 10, 2012

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of Diamond Foods, Inc., a Delaware corporation (“Diamond Foods”, “Diamond” or “Company”), for use at the combined 2012 and 2013 annual meeting of stockholders (“Annual Meeting”). The Annual Meeting will be held at 1050 S. Diamond Street, Stockton, California 95205 on Monday, January 14, 2013 at 1:30 p.m., Pacific Time. This proxy statement and the accompanying form of proxy card were first mailed to stockholders on or about December 10, 2012. Our Annual Report to Stockholders is enclosed with this proxy statement.

Record Date; Quorum

Only holders of record of Diamond Foods common stock as of the close of business on November 27, 2012, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 22,076,498 shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Purpose of the Annual Meeting

You are receiving this proxy statement because the Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares. Due to the need to restate our consolidated financial statements for the fiscal years ended July 31, 2010 and 2011 and certain interim periods in those fiscal years, and the resulting delay in completing our consolidated financial statements for the year ended July 31, 2012, and related auditor report thereon, we had to postpone our 2012 annual meeting of stockholders. Accordingly, the meeting for which this solicitation is being made has been called as a combined 2012 and 2013 annual meeting of stockholders. The purpose of the annual meeting is to have stockholders act upon the matters outlined in the notice of annual meeting and this proxy statement, which include the election of the nominees named in this proxy statement as directors, ratification of Diamond’s independent registered public accounting firm for fiscal 2012, and conducting stockholder advisory votes on executive compensation and the timing of future advisory votes on executive compensation.

You will be voting on the following matters at the Annual Meeting:

1. The election as members of the Board of Directors the nominees named in this proxy statement, including Alison Davis, Brian J. Driscoll and Nigel A. Rees to serve as Class I members to our Board, and Robert M. Lea, Matthew C. Wilson and William L. Tos to serve as Class II members of our Board.

2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2012.

3. An advisory vote regarding executive compensation (the “Say-on-Pay” vote).

4. An advisory vote to hold future Say-on-Pay votes on an annual basis (the “Say-on-Frequency” vote).

5. The transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Recommendation of the Board

Our Board recommends that you vote:

1. “FOR” the election of each of Alison Davis, Brian J. Driscoll and Nigel A. Rees as Class I members of our Board, and Robert M. Lea, Matthew C. Wilson and William L. Tos, Jr. as Class II members of our Board.

2. “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2012.

3. “FOR” the approval of the Say-on-Pay vote.

4. “FOR” the approval of an annual Say-on-Frequency vote.

Effect of Abstentions and Broker Discretionary Voting

Shares held by a stockholder who indicates on the proxy card that he or she wishes to abstain from voting will not be taken into account in determining the outcome of the proposal. However, those shares are considered present and entitled to vote at the Annual Meeting and will count toward determining whether or not a quorum is present. On routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, brokers are entitled to vote shares held for beneficial holders without voting instructions from the beneficial holders of those shares. On the other hand, brokers may not be entitled to vote shares held for beneficial holders on non-routine items, such as the election of directors, the Say-on-Pay Vote and the Say-on-Frequency Vote, absent voting instructions from the beneficial holders of such shares. Consequently, if you do not submit any voting instructions to your broker, your shares will not be voted on these non-routine matters and will not be counted in determining the number of shares necessary for approval of these matters, although they will count for purposes of determining whether a quorum is present.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held as of the record date. Directors will be elected by a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors. Ratification of our appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2012, and approval of the Say-on-Pay Vote, each require the affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting, either in person or by proxy. For the Say-on-Frequency Vote, the frequency—”1 Year,” “2 Years” or “3 Years”—receiving the highest number of affirmative votes of the holders of the shares represented and voting at the Annual Meeting, either in person or by proxy, will be determined to be the preferred frequency of holding future votes regarding executive compensation. The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes for each proposal. A majority of the outstanding shares, represented at the Annual Meeting in person or by proxy, is the quorum required to transact business at the Annual Meeting.

Voting of Proxies

Most stockholders have the option of submitting their votes by Internet, telephone or mail. If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy by following the “Vote by Telephone” instructions on the proxy card. If you complete and properly sign the proxy card you receive and return it to us in the prepaid envelope, your shares will be voted in accordance with the specifications made on the proxy card. If no specification is made on a signed and returned proxy card, the shares represented by the proxy will be voted “FOR” the election of each of nominees to serve as members of our Board, “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended July 31, 2012, “FOR” the approval of the Say-on-Pay vote, “FOR” the approval of an annual Say-on-Frequency vote and in the discretion of the proxy holders or in accordance with the recommendations of our Board in the absence of a proxy holder on any other matter that may be properly brought before the Annual Meeting. We encourage stockholders with Internet access to record their votes on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause votes to arrive late and therefore not be counted. Stockholders who attend the Annual Meeting may vote in person, and any previously submitted votes will be superseded by the vote cast at the Annual Meeting.

Adjournment of Annual Meeting

If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Expenses of Soliciting Proxies

We will pay the expenses of assembling proxy materials and soliciting proxies for the Annual Meeting. After the original mailing of the proxy cards and other proxy materials, our directors, officers and employee also may solicit proxies by mail, telephone, facsimile or email, without receiving any additional compensation for such solicitation activities. After the original mailing of the proxy cards and other soliciting materials, we will request that brokers, banks, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other proxy materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so.

Additional Copy of the Proxy Materials

We will deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. Each stockholder will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of the proxy materials. To receive a separate copy of the proxy materials, stockholders may write or call us at the following address and phone number:

Investor Relations

Diamond Foods, Inc.

600 Montgomery Street, 13th Floor

San Francisco, CA 94111

Telephone: (415) 445-7444

Stockholders who hold shares through a broker, bank, trustee or nominee may contact their brokerage firm, bank, broker-dealer, or other similar organization to request additional copy of the proxy materials.

Revocability of Proxies

Any person signing a proxy card in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. Registered holders may revoke a proxy by signing and returning a proxy card with a later date, by delivering a written notice of revocation to Computershare, our transfer agent, at P.O. Box 43078, Providence, Rhode Island 02940-3078, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank, trustee or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank, trustee or other nominee is not voting the shares at the Annual Meeting. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the Annual Meeting.

Electronic Delivery of Stockholder Communications

We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future Annual Reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner (you hold our common stock in your own name through our transfer agent, Computershare, or you are in possession of stock certificates): visit www.computershare.com/investor to enroll.

Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee, or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare, our transfer agent, at (800) 733-5001 with questions about electronic delivery.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board currently consists of eleven directors. The terms of two directors, Laurence M. Baer and Glen C. Warren, Jr., expire at the time of the Annual Meeting and at the conclusion of the Annual Meeting the size of the Board will be reduced to nine members. The Board is divided into three classes for purposes of election (i.e., Class I, Class II and Class III). Each of Class I, Class II and Class III will have three members at the conclusion of the Annual Meeting. Six members of our classified Board (Class I and Class II) are up for election at the Annual Meeting. Class III members will be up for election at the 2014 annual meeting of stockholders. All of the nominees are presently members of our Board. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with the process for nominating directors as found below in “Corporate Governance Matters—Board of Directors Meetings and Committees.”

If elected, Class I directors will hold office until 2015 and Class II directors will hold office until 2016 or until their earlier death, resignation or retirement. If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director, and each nominee has confirmed that he will serve on the Board if elected.

Nominees

The Board recommends a vote “FOR” the following nominees, whose names, ages and background information are set forth below:

Class I Directors

Name	Age	Principal Occupation	Director Since
Alison Davis	50	Retired, Former Managing Partner, Belvedere Capital	2012
Brian J. Driscoll	53	President and Chief Executive Officer of Diamond Foods, Inc.	2012
Nigel A. Rees	66	Vice President and Controller, McKesson Corporation	2012

Alison Davis is the former Managing Partner of Belvedere Capital, a private equity firm and regulated bank holding company focused on investments in the financial services sector, where she worked from 2003 to December 2010. From 2000 to 2003, Ms. Davis was the Chief Financial Officer and a member of the Global Management Committee of Barclays Global Investors, an institutional asset manager with $1.5 trillion of assets under management. From 1984 to 2000, Ms. Davis worked as a strategy consultant and advisor to Fortune 500 CEOs, boards and executive teams with A.T. Kearney and McKinsey & Company. Ms. Davis has extensive experience serving on the boards of public companies and currently serves on the boards of the Royal Bank of Scotland and Unisys. Ms. Davis received a B.A. degree and M.A. degree in Economics from Cambridge University and an M.B.A. from the Stanford Graduate School of Business. With her experience in global financial services and her roles as a senior executive and as a consultant, Ms. Davis brings valuable expertise in corporate strategy and financial management to our Board and to the Audit Committee.

Brian J. Driscoll has served as President and Chief Executive Officer of Diamond Foods and as a member of our Board since May 2012. Prior to joining Diamond, Mr. Driscoll was Chief Executive Officer of Hostess Brands from June 2010 to March 2012, which filed for Chapter 11 bankruptcy protection in January 2012. From 2002 to June 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to June 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco Biscuits and Snacks, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service. Earlier in his career, Mr. Driscoll held sales and sales management positions of increasing responsibility at Nestlé USA and Procter & Gamble Company. Mr. Driscoll holds a B.S. degree from St. John’s University. Mr. Driscoll brings to the Board extensive experience is the food and consumer packaged goods industries as well as a background in general management, sales and logistics.

Nigel A. Rees joined McKesson Corporation, a publicly traded healthcare services and technology company, in 2001 and he serves as its Vice President and Controller. Prior to joining McKesson Corporation, Mr. Rees was Senior Vice President of Finance from 1998 to 2001 for Adecco, SA, a global staffing and professional services company. From 1995 to 1998, he served as Director of Internal Audit for Tandem Computers, Inc., from 1993 to 1994, he served as the Chief Financial Officer for International Microcomputer Software, Inc., and from 1991 to 1993, he served as Vice President of Finance and Administration for Challenge Dairy Products, Inc. Mr. Rees is a CPA and began his career in public accounting with Deloitte and Touche LLP. He holds an M.B.A. from the University of Washington and a B.A. from Whitman College. Mr. Rees brings to Diamond deep expertise in financial reporting, accounting and compliance.

Class II Directors

Name	Age	Principal Occupation	Director Since
Robert M. Lea	69	Founder and Owner, Law Offices of Robert Lea	2005
Matthew C. Wilson	37	Managing Director, Oaktree Capital Management, L.P.	2012
William L. Tos, Jr.	54	Co-owner, Tos Farms, Inc.	2012

Robert M. Lea served as a member of the Board of Directors of our predecessor company, Diamond Walnut Growers, from 1993 to 2005. Since 2004, Mr. Lea has practiced law as a solo practitioner with the Law Offices of Robert Lea, which he founded. From 1984 to 2003, Mr. Lea was a partner of the law firm Lea & Arruti. Mr. Lea holds a B.A. from the University of California, Davis and a J.D. from the University of California, Berkeley, School of Law (Boalt Hall). Mr. Lea brings to Diamond Foods extensive legal experience handling complex civil cases, business experience generally, a long-term perspective on Diamond as a result of his service on the Board of Diamond Walnut Growers, and his insights on the walnut industry, tree-nut commodity markets and general economic conditions affecting Diamond.

Matthew C. Wilson has been a Managing Director with Oaktree Capital Management, L.P. since November 2007 and leads the firm’s principal investments in the consumer products, food and beverage and retail sectors. Mr. Wilson began his career in the Investment Banking division of Merrill Lynch & Co., where he worked from 1997 to 1999 and later joined J.H. Whitney & Co in their middle market buyout group, where he worked from 1999 to 2001. He then went to work at H.I.G. Capital, LLC in 2003, where Mr. Wilson was a founding member of Bayside Capital, Inc., a fund focused on special situations and credit oriented investments. He currently serves on the Boards of Directors of AdvancePierre Foods, for which he chairs the Compensation Committee and serves on the Audit Committee, and The Bridge Direct, Inc. He is also a member of Board of Trustees of The Children’s Bureau of Los Angeles. Mr. Wilson earned B.A. degrees in Economics and History from the University of Virginia and an M.B.A. from the Harvard Business School. Mr. Wilson is a Board designee for Oaktree Capital Management, which has the right to designate two members to the Board in connection with its investment in Diamond. Mr. Wilson brings to Diamond transactional and finance expertise as well as investment experience in consumer packaged goods companies, which Diamond will leverage in setting its operational and strategic direction.

William L. Tos, Jr., is a third-generation Northern California family farmer and co-owner of Tos Farms, Inc., and a partner with the Tos Farming Company. Tos Farms harvests peaches, plums, nectarines, cherries, table grapes, corn, alfalfa, walnuts and almonds. Mr. Tos presently serves as an alternate member of the Walnut Marketing Board and the California Walnut Commission. From 1991 to 2005 he served as a director of Diamond

Walnut Growers, Inc., the predecessor to Diamond Foods, and as a member of the California Tree Fruit Agreement Research Committee. He served as the past director of the Kings County Farm Bureau from 1988 through 1991 and currently is a member of the Kings County (California) Board of Supervisors Agricultural Advisory Committee. Mr. Tos received a B.S. degree from California Polytechnic State University. Mr. Tos brings to Diamond deep experience in agribusiness and the walnut industry, and he has a long-term perspective on Diamond as a result of his service on the Board of Diamond Walnut Growers.

The three directors below are Class III members of our Board, with terms that expire at the 2014 annual meeting of stockholders.

Class III Directors

Name	Age	Principal Occupation	Director Since
Edward A. Blechschmidt	60	Retired former Chief Executive Officer and current member of three public company boards	2008
R. Dean Hollis	52	Retired former President and Chief Operating Officer, ConAgra Foods, Inc. Consumer Foods and International Division	2012
Robert J. Zollars	55	Chairman and Chief Executive Officer of Vocera Communications, Inc.	2005

Edward A. Blechschmidt was Chief Executive Officer of Novelis Corp. from 2006 until its sale to the Birla Group in 2007. Mr. Blechschmidt was Chairman, Chief Executive Officer and President of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services, from 2000 to 2002. From 1999 to 2000, Mr. Blechschmidt served as Chief Executive Officer and a director of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. He served as President of Olsten from 1998 to 1999. Mr. Blechschmidt also served as President and Chief Executive Officer of Siemens Nixdorf America and Siemens Pyramid Technologies from 1996 to 1998. Prior to Siemens, he spent more than 20 years with Unisys Corporation, including serving as its Chief Financial Officer. Mr. Blechschmidt serves as a director of Lionbridge Technologies, Inc., VWR International and Columbia Laboratories, Inc. Mr. Blechschmidt also is Chairman of the Board of Quintig, a private software company. In addition, he served on the board of directors of Healthsouth Corp. from 2004 to 2012 and Option Care, Inc. from 2005 to 2007. He has a B.S. in Business Administration from the Arizona State University. Mr. Blechschmidt brings to the Board his extensive background in executive management, mergers and acquisitions, and his financial and accounting expertise, including as Audit Committee Chairman for other public companies.

R. Dean Hollis is the former President and Chief Operating Officer of the Consumer Foods and International Division of ConAgra Foods, Inc. and served in that role from December 2005 to July 2008. Mr. Hollis had management responsibility for ConAgra’s consumer and customer branded businesses consisting of over 40 global brands in 110 countries. During Mr. Hollis’ 21 years with ConAgra, he had a broad array of responsibilities, including Executive Vice President, Retail Products; President, Frozen Foods; President, Grocery Foods; President, Specialty Foods; and President, Gilardi Foods. Currently, Mr. Hollis is a Senior Advisor for Oaktree Capital Management, L.P. He also serves on the board of directors for AdvancePierre Foods, an Oaktree portfolio company, for which he is Chairman of the Board, Landec Corporation, for which he chairs the Compensation Committee and Smart Balance, Inc., for which he serves on the Audit Committee. Mr. Hollis is a graduate of Stetson University where he currently serves on its board. Mr. Hollis also serves on the university’s finance committee and marketing and enrollment committee, which he also chairs. Mr. Hollis is a Board designee for Oaktree Capital Management, which has the right to designate two members to the Board in connection with its investment in Diamond. With over 20 years of experience in the food industry, Mr. Hollis provides the Board with significant expertise in marketing and sales of packaged foods, overall strategy development for food products and in-depth general management expertise for investing in food companies.

Robert J. Zollars has served as Chairman and Chief Executive Officer of Vocera Communications, Inc., a company providing instant wireless communications solutions, since June 2007. From May 2006 to June 2007, Mr. Zollars was President and Chief Executive Officer of Wound Care Solutions, LLC, a holding company that operates chronic wound care centers in partnership with hospitals in the U.S. From July 1999 to March 2006, Mr. Zollars was Chairman of the Board of Directors and Chief Executive Officer of Neoforma, Inc., a provider of supply chain management solutions for the healthcare industry. From 1997 to 1999, Mr. Zollars served as Executive Vice President and Group President of Cardinal Health, Inc., a healthcare products and services company. Earlier in his career, while employed at Baxter International, a healthcare products and services company, Mr. Zollars served as President of a dietary products joint venture between Baxter International and Kraft General Foods. Mr. Zollars holds a B.S. from Arizona State University and an M.B.A. from John F. Kennedy University. Mr. Zollars brings to the Board his experience in serving as the chief executive of public companies and running businesses from $100 million to over $5 billion in revenue, and his expertise in general management, corporate strategy, and mergers and acquisitions.

CORPORATE GOVERNANCE MATTERS

We are committed to maintaining high standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of conduct and ethics for our directors, officers and employees, known as the Diamond Code of Conduct. Our certificate of incorporation, bylaws, committee charters and Diamond Code of Conduct form our corporate governance framework. The Diamond Code of Conduct and the charters governing the responsibilities and duties of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are available through the investor relations page at our website: www.diamondfoods.com. We will post on this website any amendments to the Diamond Code of Conduct.

Composition of Board of Directors

Our Board currently consists of eleven directors. The terms of two current members of the Board, Laurence M. Baer and Glen C. Warren, Jr., expire at the Annual Meeting, at which time the size of the Board will be reduced to nine members. The Board is divided into three classes for purposes of election (i.e., Class I, Class II and Class III). Each of Class I, Class II and Class III will have three members at the conclusion of the Annual Meeting. Currently, six members of our classified Board (Class I and Class II) are up for election at the Annual Meeting. Class III members will be up for election at the 2014 annual meeting of stockholders. At each annual meeting of stockholders, the successors to directors whose terms have expired will be elected to serve from the time of their election and qualification until the third annual meeting following their election.

Leadership Structure and Risk Oversight

The Board regularly considers the appropriate leadership structure for the Company and believes that it is important to retain the flexibility to be able to adjust the leadership structure as circumstances require. From January 2010 until February 2012, our former Chief Executive Officer was also our Chairman of the Board. From July 2011 to February 2012, Mr. Zollars served as the Lead Director for our Board of Directors, with responsibility for leading the independent directors. In February 2012, our former Chairman and Chief Executive Officer was placed on administrative leave, and at that time Mr. Zollars was appointed to serve as Chairman of the Board. In May 2012, Brian Driscoll was appointed President and Chief Executive Officer and a member of the Board, with Mr. Zollars remaining as Chairman.

We believe it is beneficial to have an independent Chairman whose role is to lead the Board. In deciding to separate the CEO and Chairman positions, the Board considered Diamond’s corporate governance requirements and anticipated time commitments required from the Board as distinct from requirements on Mr. Driscoll as CEO. We believe our CEO and our Chairman have an excellent working relationship that has allowed Mr. Driscoll to effectively transition into the role of Diamond’s CEO and will allow Mr. Driscoll to focus on the challenges facing Diamond. We believe that the separate Chairman position, filled by one of our independent directors, supports the Board’s role in providing strong, independent oversight of the governance of the Company.

Our Board has responsibility, directly and through its committees, for the oversight of risk management, and our officers are responsible for the day-to-day management of the material risks we face. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in setting our business strategy at least annually is a key part of its oversight of risk management, as is its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for Diamond Foods. The Board regularly receives updates from management and outside advisors regarding certain risks we face, including litigation and various operating risks.

In addition, our Board committees each oversee certain aspects of risk management. For example, our Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, and internal investigations; our Compensation Committee oversees risks related to compensation policies and practices; and our Nominating and Governance Committee oversees governance related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. Our Board committees report their findings to the Board.

Senior management attends Board and Board committee meetings at the invitation of the Board or its committees and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. The Board holds strategic planning sessions with senior management periodically to discuss strategies, key challenges, and risks and opportunities for the Company.

Board of Directors Meetings and Committees

Each member of the Board of Directors is expected to attend all regularly scheduled meetings of the Board and any committees on which the director serves, and our annual meeting of stockholders. Each director is expected to attend all special Board and committee meetings to the extent possible. During the 2012 fiscal year, our Board met 16 times and acted by unanimous written consent twice. No director attended fewer than 75% of the total number of meetings of the Board held while the director served and the total number of meetings held by all committees of the Board on which the director served during fiscal 2012. All members of the Board attended our 2011 annual meeting of stockholders.

Audit Committee. The Audit Committee is responsible for: overseeing the integrity of our accounting and financial reporting processes and the audits of our financial statements; monitoring the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and Diamond Foods’ financial and senior management; reviewing and evaluating the independence and performance of our independent auditors; and facilitating communication among our independent auditors, our financial and senior management and the Board. The committee has the authority and right, at our expense, to retain legal and other consultants, experts and advisers of its choice to assist the committee in connection with its functions. At the beginning of fiscal 2012, our Audit Committee was comprised of Mr. Blechschmidt (our Audit Committee Chair), Mr. Zollars and one of our former Board members, Richard Wolford. In February 2012, Mr. Wolford was appointed our Interim Chief Executive Officer, at which time he stepped down from the Audit Committee and Mr. Warren joined in his place. In March 2012, Ms. Davis and Mr. Rees were appointed to the Board and the Audit Committee, at which time Mr. Zollars left the committee. As a result, the Audit Committee as of March 2012 was comprised of Mr. Blechschmidt, Mr. Warren, Ms. Davis and Mr. Rees. Mr. Warren then stepped down from the Audit Committee in September 2012. The Board has determined that each of our current Audit Committee members, Ms. Davis, Mr. Rees and Mr. Blechschmidt, qualifies as an “audit committee financial expert” as defined by SEC rules. All of the members of the Audit Committee are independent directors under applicable NASDAQ rules. The Audit Committee met 27 times during fiscal 2012. The Audit Committee is governed by a charter adopted by the Board, which is available at the Investor Relations page of our Internet website (www.diamondfoods.com) and upon written request to Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, attention: Investor Relations.

Compensation Committee. The Compensation Committee reviews and determines the compensation and benefits of our executive officers and directors. The committee also administers our equity compensation and employee benefits plans and reviews general policies relating to compensation and benefits. To support the committee’s duties, Diamond Foods has commissioned compensation studies to provide the committee and management with benchmarks regarding base salary, bonus, and long-term equity incentives for executive officers. The committee has the authority and right, at the expense of the Company, to retain legal and other consultants, experts and advisers of its choice to assist the committee in connection with its functions. The members of our Compensation Committee are Mr. Baer, Mr. Blechschmidt and Mr. Warren, with Mr. Baer serving as Chairman of the committee. All of the members of the Compensation Committee are independent directors under applicable NASDAQ rules. The Compensation Committee met eight times during the 2012 fiscal year. The Compensation Committee is governed by a charter adopted by the Board, which is available at the Investor Relations page of our Internet website (www.diamondfoods.com) and upon written request to Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, attention: Investor Relations.

Analysis of Risk in Compensation Structure. In establishing and reviewing our executive compensation arrangements, the Committee considers whether the compensation program encourages unnecessary or excessive risk taking and believes that it does not. The executive compensation program is intended to reflect a balanced approach to compensation and uses both quantitative and qualitative assessments of performance to avoid undue emphasis on any single performance measure. Base salaries are fixed and reviewed each year by the Compensation Committee, and therefore, we do not believe that salaries encourage unnecessary or excessive risk taking. Furthermore, a substantial portion of the compensation for our named executive officers is in the form of equity awards that align executives’ interests with those of stockholders. Since grants are subject to long-term vesting schedules, the grants help ensure that executives have significant value tied to long-term stock price performance. Our practice is to grant executives a mixture of stock options, which only have value if the stock price increases after the option is granted, and restricted stock, which provides a significant retention tool in keeping executive-level talent. Each year, the Compensation Committee has discretion to determine whether to use equity awards, and whether to use a mix of different forms of equity grants or a single type of equity award. Finally, our annual bonus plan focuses on achievement of annual goals, which management and the Compensation Committee believe appropriately balances risk and the desire to focus employees on specific short-term goals important to our success. Since our annual bonus plan represents only a portion of employees’ total compensation opportunities, the short-term or long-term objectives are designed to be consistent with our overall business plan and strategy, as approved by the Board, and award opportunities are capped, we believe that the bonus program does not encourage unnecessary or excessive risk taking.

Nominating and Governance Committee. The Nominating and Governance Committee makes recommendations to our Board concerning candidates for election as directors and other corporate governance matters. The members of our Nominating and Governance Committee are Mr. Warren and Mr. Zollars, with Mr. Warren serving as Chairman of the committee. All of the members of the Nominating and Governance Committee are independent directors under applicable NASDAQ rules. The Nominating and Governance Committee met once during fiscal 2012. The Nominating and Governance Committee is governed by a charter adopted by the Board, which is available at the Investor Relations page of our Internet website (www.diamondfoods.com) and upon written request to Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, CA 94111, attention: Investor Relations.

Consideration of Director Nominees

Director Qualifications. The goal of the Nominating and Governance Committee is to ensure that the members of our Board have a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the committee seeks nominees with high professional and personal integrity, an understanding of our business lines and industry, diversity of background and perspective, broad-based business acumen and the ability to think strategically. In addition, the committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise. Although the committee uses these and other criteria to evaluate potential nominees, we have not established a formal diversity policy or any particular minimum criteria for nominees. When appropriate, the committee may retain executive recruitment firms to assist in identifying suitable candidates. After its evaluation of potential nominees, the committee submits nominees to the Board for approval. The committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

Stockholder Nominees. The Nominating and Governance Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the possible election at the next annual meeting of stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than the close of business on the 75th day and no earlier than the close of business on the 105th day prior to the anniversary date of the mailing of our proxy statement in connection with the previous year’s annual meeting of stockholders. However, if the next annual meeting of stockholders occurs on a date more than 30 days earlier or more than 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations must be received no earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

Recommendations for candidates should be accompanied by the information required by Section 1.11(a)(ii) of our Bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by our Corporate Secretary and as necessary to satisfy the rules of the SEC or The NASDAQ Stock Market. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Nominating and Governance Committee will evaluate such candidate, along with the other candidates being evaluated by the committee, in accordance with the committee’s charter and will apply the criteria described in this section.

In connection with its investment in Diamond, Oaktree Capital Management, L.P. (“Oaktree”) has the right to nominate two members to the Board (“Board Designees”), provided that, among other requirements, such nominees qualify as independent directors under applicable NASDAQ rules. Any Board Designee shall, at all times during which such person serves as a director, not be a director or executive officer of a direct competitor of Diamond as determined in good faith by the Board of Directors. Oaktree has designated Mr. Wilson and Mr. Hollis as the Board Designees.

Oaktree’s Board designation right terminates upon the first to occur of: (i) such time as Oaktree and its affiliates, collectively, own less than 25% of each of our 12% senior notes and common stock purchase warrants it purchased in May 2012, or the Series A convertible preferred stock potentially issuable upon exchange of certain of the notes and cancellation of the warrants, (ii) Diamond sells all or substantially all of its assets, (iii) Diamond participates in any merger, consolidation or similar transaction following the consummation of which, the stockholders of the Company immediately prior to the consummation of such transaction hold less than 25% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, or (iv) Oaktree irrevocably waives and terminates all of their Board designation rights. Prior to the date Oaktree’s Board designation rights terminate, Diamond has agreed with Oaktree that the Board will not consist of more than 12 members.

Independent Directors

The Board has determined that each of Mr. Baer, Mr. Blechschmidt, Ms. Davis, Mr. Hollis, Mr. Rees, Mr. Warren, Mr. Wilson and Mr. Zollars is an “independent director” under applicable NASDAQ rules, a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”), and an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 (“IRC”). The terms of Mr. Baer and Mr. Warren expire as of the date of the Annual Meeting, at which time the Board will have nine members, six of whom are independent directors. The non-independent Board members are Mr. Driscoll, our CEO, and two directors, Mr. Lea and Mr. Tos, who are affiliated with growers from whom we purchase walnuts.

Communication with the Board

You may contact the Board by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, Diamond Foods, Inc., 600 Montgomery Street, 13th Floor, San Francisco, California 94111. An employee will forward these letters directly to the Board, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. We may forward correspondence, such as product-related inquiries, elsewhere within Diamond Foods for review and possible response. We reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of November 27, 2012 by each of our directors, each of our executive officers, all of our current directors and executive officers as a group and each stockholder known to us owning more than 5% of our common stock. The percentage of beneficial ownership for the table is based on 22,076,498 shares of our common stock outstanding as of November 27, 2012. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares.

The number of shares beneficially owned by each stockholder is determined under the rules of the SEC and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes those shares over which the stockholder has or shares voting or investment control and includes those shares that the stockholder has the right to acquire within 60 days after November 27, 2012 through the exercise of any stock option. The “Percentage of Common Stock” column treats as outstanding all shares underlying options held by the named stockholder, but not shares underlying options held by other stockholders.

Name of Beneficial Owner	Number of Shares of Common Stock	% of Common Stock
Current Directors and Executive Officers:
Brian J. Driscoll(1)	112,443	*
Andrew Burke(2)	105,649	*
Lloyd J. Johnson(3)	136,370	*
Stephen E. Kim(4)	82,392	*
Michael Murphy(5)	0	*
Linda B. Segre(6)	46,760	*
Laurence M. Baer(7)	78,044	*
Edward A. Blechschmidt(8)	45,052	*
Alison Davis	4,977	*
R. Dean Hollis	5,417	*
Robert M. Lea(7)	106,322	*
Nigel A. Rees	4,977	*
William L. Tos, Jr.(9)	153,670	*
Glen C. Warren, Jr.(7)	88,044	*
Matthew C. Wilson	0	*
Robert J. Zollars(7)(10)	79,394	*
All 16 current directors and executive officers as a group(11)	1,049,511	4.7%

Former Board Members:
John J. Gilbert(7)(12)	160,142	*
Richard Wolford(13)	11,844	*

Former Executive Officers:
Michael J. Mendes(14)	844,474	3.7%
Steven M. Neil(15)	158,606	*

Other 5% Stockholders:
The Vanguard Group(16)	1,189,245	5.4%
Blackrock, Inc. (17)	1,658,722	7.5%
Litespeed Management, L.L.C. (18)	1,693,539	7.6%

*	Less than one percent.
(1)	Represents share of restricted stock that vest in four equal installments beginning May 8, 2013, based upon continuous service as an employee or consultant through such date.
(2)	Includes 48,450 shares that may be acquired upon exercise of stock options.
(3)	Includes 59,890 shares that may be acquired upon exercise of stock options.
(4)	Includes 32,902 shares that may be acquired upon exercise of stock options.

(5)	Mr. Murphy is our interim Chief Financial Officer and did not receive any equity grants.
(6)	Includes 18,918 shares that may be acquired upon exercise of stock options.
(7)	Includes 70,000 shares that may be acquired upon exercise of stock options.
(8)	Includes 40,000 shares that may be acquired upon exercise of stock options.
(9)	Includes 6,153 shares of restricted stock issued to Mr. Tos pursuant to our 2005 Equity Incentive Plan in connection with Mr. Tos joining the Board. The restricted stock is subject to a three-year vesting schedule in which one-third of the shares vest on each anniversary of the date of grant. Also includes 143,529 shares in the name of Tos Farms, Inc., in which Mr. Tos is a co-owner.
(10)	Shares indicated above are beneficially owned by Mr. Zollars’ family limited partnership.
(11)	Includes an aggregate of 533,218 shares that may be acquired upon exercise of stock options by current directors and executive officers as a group.
(12)	Includes 42,833 shares in the name of Gilbert Orchards and 20,076 shares in the name of Rio Oso Groves, Inc. Mr. Gilbert is an owner and executive officer of Rio Oso Groves, Inc. and Gilbert Orchards. Mr. Gilbert has sole voting and dispositive control over the shares owned by Rio Oso Groves, Inc. Mr. Gilbert and William H. Gilbert have shared voting and dispositive control over the shares owned by Gilbert Orchards.
(13)	Includes 10,000 shares that may be acquired upon exercise of stock options
(14)	Mr. Mendes, our former President and Chief Executive Officer, was placed on administrative leave as of February 7, 2012, and his options and restricted stock ceased vesting on such date. Mr. Mendes subsequently resigned effective November 19, 2012. Information contained above is based on information available to the company. To the extent Mr. Mendes acquired or sold shares in the open market, such information may not be available to the Company.
(15)	Mr. Neil, our former Chief Financial Officer, was placed on administrative leave as of February 7, 2012, and his options and restricted stock ceased vesting on such date. Mr. Neil was subsequently terminated effective November 19, 2012. Information contained above is based on information available to Diamond. To the extent Mr. Neil acquired or sold shares in the open market, such information may not be available to Diamond.
(16)	Based on Schedule 13G filed by The Vanguard Group on February 6, 2012 with the SEC. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(17)	Based on Schedule 13G filed on February 13, 2012 by Blackrock, Inc. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.
(18)	Based on Schedule 13G filed on September 27, 2012 by Litespeed Management, L.L.C. The address for Litespeed Management, L.L.C. is 280 237 Park Avenue, Suite 900, New York, New York 10017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and officers, and persons who own shares representing more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. The Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2012.

MANAGEMENT

Executive Officers

Name	Age	Position
Brian J. Driscoll	53	President, Chief Executive Officer and Director
Michael Murphy	54	Interim Chief Financial Officer
Lloyd J. Johnson	50	Chief Sales Officer, Executive Vice President
Andrew Burke	46	Chief Marketing Officer, Executive Vice President
David J. Colo	49	Executive Vice President, Global Operations and Supply Chain
Linda B. Segre	52	Senior Vice President, Corporate Strategy and Human Resources
Stephen E. Kim	43	Senior Vice President, General Counsel

Brian J. Driscoll has served as President and Chief Executive Officer of Diamond Foods and as a member of the Diamond Foods Board of Directors since May 2012. Prior to joining Diamond Foods, Mr. Driscoll was Chief Executive Officer of Hostess Brands from June 2010 to March 2012, which filed for Chapter 11 bankruptcy protection in January 2012. From 2002 to June 2010, he held senior management positions at Kraft Foods, Inc., including as President, Sales, Customer Service and Logistics, Kraft North America from 2007 to June 2010. Mr. Driscoll joined Kraft Foods, Inc. as a result of Kraft’s acquisition of Nabisco Biscuits and Snacks, where he worked from 1995 to 2002, first as President of Sales and Integrated Logistics and later as the Senior Vice President, Biscuit Sales and Customer Service. Earlier in his career, Mr. Driscoll held sales and sales management positions of increasing responsibility at Nestlé USA and Procter & Gamble Company. Mr. Driscoll is a graduate of St. John’s University and he has completed Northwestern University’s Kellogg School of Management’s CEO Perspective Program.

Michael Murphy has served as Diamond Foods’ interim Chief Financial Officer since February 2012. Mr. Murphy has served as a Managing Director of Alix Partners, a global business consulting firm, since 2005 and has over twenty-five years of professional experience in providing financial consulting services. He has served in interim officer roles including Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, Chief Restructuring Officer and Treasurer. He has extensive experience in a broad range of industries including consumer packaged goods, retail, media, high technology and real estate.

Lloyd J. Johnson has served as our Executive Vice President and Chief Sales Officer since September 2008. From 2005 until August 2008, Mr. Johnson was a Senior Vice President for Expedia Inc., an online travel service company, during which time he managed various divisions within the Partner Services Group. Prior to joining Expedia, Mr. Johnson was employed at Kraft Foods, Inc., a food company, where he was Vice President, Sales and Customer Development, Kraft Canada from January 2005 to June 2005, and Customer Vice President, Kroger, from 2001 to 2004. Earlier in his career, Mr. Johnson held a variety of sales and sales management positions of increasing responsibility at Nabisco Biscuit Company and Ernest & Julio Gallo Winery. Mr. Johnson holds a B.A. from Eastern Washington University.

Andrew Burke has served as our Executive Vice President, Chief Marketing Officer since January 2010. From 2007 until January 2010, Mr. Burke was our Senior Vice President of Marketing, and from 2006 to 2007, Mr. Burke was our Vice President of Marketing. From 2004 until 2006, Mr. Burke served as Vice President, Marketing for Economy Wine, Spirits, Sparkling Wine and Beverages, at Ernest & Julio Gallo Winery. From 1997 until 2004, Mr. Burke worked at Kraft Foods, Inc. in a variety of capacities, including as a Category Business Director from 2003 to 2004 and a Senior Brand Manager from 2001 until 2003. Prior to Kraft, Mr. Burke worked at Young & Rubicam, Inc., as an Account Supervisor and Financial Analyst, and Laura Ashley, as a financial and inventory analyst. Mr. Burke holds an M.B.A from Fordham University and a B.A. from Rutgers University.

David J. Colo has served as Executive Vice President of Global Operations and Supply Chain of Diamond Foods since December 2012. From August 2009 to December 2012, Mr. Colo served as an independent industry consultant working on organizational optimization and strategic planning. From April 2005 through July 2009, Mr. Colo held leadership positions in ConAgra Foods, Inc.’s Consumer Products division, including as the Senior Vice President Operations (January 2007 to July 2009), Senior Vice President Enterprise Manufacturing (May 2006 to December 2006) and Senior Vice President Sales and Operations Planning (April 2005 to April 2006). From January 2003 to March 2005, Mr. Colo worked in ConAgra Foods’s Commercial Production division, with his last position in such division as President, ConAgra Food Ingredients. Earlier in his career, Mr. Colo held positions of increasing responsibility at Nestle-Purina, where he worked from 1986 to 2002. Mr. Colo holds a B.S. from Southern Illinois University.

Linda B. Segre has served as Senior Vice President, Corporate Strategy and Human Resources since October 2012. From August 2009 to October 2012, Ms. Segre served as Senior Vice President, Corporate Strategy. From 2006 until April 2009, Ms. Segre was a Managing Director at Google.org, the corporate philanthropy organization of Google Inc., where she oversaw the climate change and global development initiatives and managed all operational aspects of the organization. From 1995 until 2006, Ms. Segre was Vice President, Officer and Director at The Boston Consulting Group, a global management consulting firm, and served as the Managing Director of the San Francisco office from 2001 until 2005. She first joined The Boston Consulting Group in 1987 and worked in a number of roles with increasing responsibilities until she became a Vice President in 1995. During her tenure at Boston Consulting Group, she focused on serving clients in the consumer goods and financial services sectors. From 1981 until 1985, Ms. Segre was a touring golf professional in the United States, Europe and Asia. Ms. Segre holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Stephen E. Kim has served as our Senior Vice President, General Counsel since January 2010. From January 2008 until January 2010, Mr. Kim was Vice President, General Counsel, and Human Resources, and from 2005 to January 2008, he served as our Vice President, General Counsel. Previously, Mr. Kim served as General Counsel for Oblix, Inc., a software company in Cupertino, California, from 2000 to March 2005. Before joining Oblix, Inc., Mr. Kim was an attorney with Wilson, Sonsini, Goodrich and Rosati, a law firm located in Palo Alto, California, from 1996 to 1999 and Weil Gotshal & Manages, a law firm located in New York, New York, from 1994 to 1996. Mr. Kim holds a B.A. from Johns Hopkins University and a J.D. from New York University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section we provide an explanation and analysis of the material elements of the fiscal 2012 compensation arrangements for individuals who served as named executive officers during the year. The purpose of this discussion is to provide the context for the presentation of the specific compensation paid to our named executive officers, as shown in the tables and narrative disclosure that follow. During fiscal 2012, we had three individuals who served as President and Chief Executive Officer. Michael J. Mendes held this position until February 7, 2012, when he was placed on administrative leave. From February 7, 2012 to May 8, 2012, Richard Wolford, a former member of our Board of Directors, served as our interim President and Chief Executive Officer while the Board conducted a search for a permanent replacement. Commencing on May 8, 2012, Brian J. Driscoll joined Diamond as President and Chief Executive Officer. Steven M. Neil was our Chief Financial Officer until February 7, 2012, when he was placed on administrative leave, at which time Michael Murphy became our interim Chief Financial Officer. On November 19, 2012, Mr. Mendes formally resigned and Mr. Neil was formally terminated from Diamond.

The other named executive officers during fiscal 2012 were Andrew Burke, EVP and Chief Marketing Officer, Lloyd J. Johnson, EVP and Chief Sales Officer, Linda B. Segre, SVP Corporate Strategy and Stephen E. Kim, SVP General Counsel.

Diamond Foods Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate executives of exceptional ability who have the capability to provide strong leadership for Diamond Foods and increase stockholder value. To that end, our executive compensation is designed to be competitive within our industry, taking into account performance and scope of responsibility, and to have a significant portion of each named executive officer’s total compensation “at-risk” through both near-term and long-term incentive compensation arrangements. We design these incentives to reward increases in stockholder value, accomplishment of corporate strategic objectives and accomplishment of individual goals. Our philosophy is to analyze base salaries in the context of the median of the peer group benchmarks, with consideration given to each individual’s historical compensation, skill set, performance, tenure, internal pay relationship to other executives and importance to the organization, and to analyze equity awards in the context of the 50th to 75th percentile of peer group awards to incent our executives to achieve the objectives we set for Diamond Foods. With respect to cash incentives, our philosophy is to set target bonus amounts as a percentage of base salary in the context of the median of the peer group benchmarks, and to provide our executives significant upside opportunity for strong performance as incentive to achieve the strategic initiatives in support of our growth targets. Market pay information for the peer group is one of the factors considered in determining individual executive officer compensation levels.

Fiscal 2012 Overview

On November 1, 2011, we announced that the Audit Committee of our Board of Directors was conducting an internal investigation of our accounting for certain crop payments made to walnut growers. In September 2011 and August 2010 we had made payments to walnut growers of approximately $61.5 million and $20.8 million, referred to as Momentum Payments and Continuity Payments, respectively. As a result of the investigation, on February 8, 2012, we announced that the Audit Committee determined that these walnut grower payments were not accounted for in the correct periods and that our financial statements for fiscal 2010 and fiscal 2011 would need to be restated. Our former CEO and CFO were placed on administrative leave, and a previously announced acquisition was subsequently terminated. These events had a significant impact on the fiscal 2012 compensation of our named executive officers, including:

•

CEO Compensation: Three individuals served as our principal executive officer in fiscal 2012. Our former CEO was placed on administrative leave in February 2012 (with such leave converting to administrative leave without pay on April 6, 2012) and did not earn any fiscal 2012 bonus compensation. We engaged our Interim CEO in February 2012 under a per-month compensation arrangement before hiring Mr. Driscoll as our new CEO in May 2012. Mr. Driscoll’s employment agreement provides for base salary, guaranteed bonus for fiscal 2012 and equity awards, as described in “Compensation Decisions for Fiscal 2012.”

•

CFO Compensation: Two individuals served as our principal financial officer in fiscal 2012. Our former CFO was placed on administrative leave in February 2012 (with such leave converting to administrative leave without pay on April 6, 2012) and did not earn any fiscal 2012 bonus compensation. Since February 8, 2012, Mr. Murphy has acted as our Interim CFO, under a per-month compensation arrangement as further described below in “Compensation Decisions for Fiscal 2012.”

•

Equity Awards: In September 2011, option and restricted stock awards for Mr. Burke, Mr. Johnson, Mr. Kim and Ms. Segre were approved. The full value of the grants, not taking into account the fact that the grants are subject to four-year vest schedules, are set forth in the Summary Compensation Table. The economic value of the restricted shares granted was translated into a number of shares based on our closing price on the date of grant. Our closing price on the date of grant was $91.13. Similarly the economic value of the options was translated into a number of options based on a Black-Scholes calculation using a $91.13 stock price. The options also have an exercise price of $91.13. As a result, the incentive value of the equity grants made to the named executive officers in September 2011 has declined significantly.

•

Cash Incentive Awards: Fiscal 2012 bonuses for Mr. Burke, Mr. Johnson, Mr. Kim and Ms. Segre, were significantly lower than in prior years. Our bonus program in fiscal 2012 was split between achievement of earnings per share goals (60% of bonus potential) and individual objectives (40% of bonus potential). In fiscal 2012, the Company did not meet the minimum threshold for bonuses to be paid on the earnings per share measure, so none of our named executive officers earned any bonus based on earnings per share. Bonuses based on individual objectives were significantly below prior years. Bonuses paid to our eligible named executive officers in fiscal 2012 compared to fiscal 2011 were:

Named Executive Officer	Fiscal 2012 Bonus(1)	Fiscal 2011 Bonus(1)
Lloyd Johnson	$125,398	$499,736
Andrew Burke	$77,477	$346,096
Stephen Kim	$54,138	$236,941
Linda Segre	$55,167	$216,320

(1)	See “Non-Equity Incentive Plan Compensation” information in the Summary Compensation Table.

•

Retention Program: After we announced that our financial results for fiscal 2010 and 2011 would need to be restated and that our former CEO and CFO were placed on administrative leave, the Compensation Committee believed it was in the best interests of Diamond and its stockholders to seek to retain Mr. Burke, Mr. Johnson, Ms. Segre and Mr. Kim given the need to stabilize leadership of the Company and execute on the restatement and other strategic initiatives the Company needed to undertake. As a result, the Compensation Committee adopted a retention program, under which it made awards to these named executive officers. See “Components of Executive Compensation—Retention Program” below.

•

Repayments of Certain Amounts by Executives. On November 19, 2012, the Company’s former CEO, Michael J. Mendes, who had been on administrative leave since February 8, 2012 (which leave was without pay after April 6, 2012), formally resigned from the Company and entered into a Separation and Clawback Agreement pursuant to which Mr. Mendes agreed to deliver to the Company the following: (i) a cash payment of $2,743,400 (the “Cash Clawback”), representing the entire amount of his fiscal 2010 and fiscal 2011 bonuses; and (ii) 6,665 shares of Company common stock, representing all shares released to Mr. Mendes upon vesting under stock awards granted for fiscal 2010 and all later years. The Cash Clawback will be deducted from the amount Diamond owes to Mr. Mendes pursuant to the Retirement Restoration Plan. The Company also sought to have the Company’s former CFO, Steven M. Neil, repay his fiscal 2010 and 2011 bonuses, but was unable to reach an agreement with Mr. Neil providing for such repayment. Mr. Neil, who had been on administrative leave since February 8, 2012 (which leave was without pay after April 6, 2012), was formally terminated on November 19, 2012. Following deliberation, our Compensation Committee recommended, and our Board determined, that it would not be in the Company’s best interests to seek repayment from the other named executive officers of their fiscal 2010 and 2011 bonuses.

•

Redesigned Bonus Plan: To better align our compensation practices with the interests of our stockholders, in November 2012, the Compensation Committee and Board recently approved a redesigned bonus program for all employees, including our named executive officers. The bonus plan will be funded each year only if Diamond achieves certain levels of financial performance, as determined by the Compensation Committee or Board each fiscal year. Executive officers then will earn bonuses from the funded plan to the extent the Company achieves its financial goals and the individual achieves an acceptable level of individual performance. See “Components of Executive Compensation—Annual Cash Incentives” below.

Executive Compensation Processes

Role of the Compensation Committee. The Compensation Committee (which we refer to in this section as the “Committee”) of our Board makes all decisions about compensation of our named executive officers other than our Chief Executive Officer. For decisions affecting the compensation of the Chief Executive Officer, the Board makes the ultimate compensation decision, taking into account the Committee’s recommendations.

Role of Independent Consultant. We believe that utilizing an independent compensation consultant is important in developing executive compensation programs that are reasonable and consistent with our objectives. Until April 2012, the Compensation Committee retained Mercer Consulting to serve as a third-party compensation consultant to assist in evaluating executive compensation programs and amounts of executive and director compensation. To prepare for evaluation of executive compensation for fiscal 2012, Mercer reviewed market data for base salaries, total cash compensation, annualized value of long-term incentive awards, and total direct compensation for positions comparable to those held by our named executive officers. Mercer was asked to make recommendations about the form of the equity grants component of executive compensation, but otherwise was informed about the other elements of executive compensation we use and instructed to recommend appropriate ranges for each of the compensation elements. Mercer is an affiliate of Marsh & McLennan Companies. Prior to the Compensation Committee retaining Mercer, affiliates of Marsh & McLennan Companies other than our compensation consultant were retained by management to provide insurance brokerage and employee benefits consulting services to Diamond, and as a result, such services were not submitted for approval by the Compensation Committee or the Board. In fiscal 2012, we paid $557,000 for services provided by affiliates of Marsh & McLennan Companies other than our compensation consultant. In fiscal 2012, we paid Mercer $90,996 in executive and director compensation-related consulting services.

In April 2012, the Compensation Committee decided to retain Exequity to serve as the independent compensation consultant instead of Mercer to assist in evaluating executive compensation programs and amounts of executive and director compensation. For the fiscal year ended July 31, 2012, Exequity did not perform any work for Diamond other than work performed on behalf of the Compensation Committee.

Benchmark Data. For fiscal 2012, Mercer developed benchmarks for compensation of the named executive officers from U.S. public companies in the food manufacturing and consumer products industries with revenues of approximately $1 billion to $6 billion, which resulted in peer group of eleven companies with a median annual revenue of $2.58 billion. Our fiscal 2012 peer group and trailing twelve month revenue, as such information was provided by Mercer, were as follows:

Peer Company	Trailing 12 month revenue ($MM)
Church & Dwight Inc.	$2,597
Constellation Brands	$3,180
Flowers Foods Inc.	$2,581
Green Mountain Coffee Roasters, Inc.	$2,312
Hain Celestial Group, Inc.	$1,061
Hansen Natural Corp.	$1,422
Hershey Co.	$5,919
JM Smucker Co.	$4,826
McCormick & Co., Inc.	$3,440
Snyders-Lance Inc.	$1,149
Treehouse Foods Inc.	$1,913

Mercer reviewed the peer group proxy statement data on base salaries, bonus potential as a percentage of base salary, actual total cash compensation, value of long-term incentive awards, and total compensation for positions comparable to those held by our named executive officers. To evaluate compensation levels for the Chief Executive Officer and Chief Financial Officer, those positions were matched to the comparable position in the peer group. With respect to the other named executive officers, we used a pay-rank approach, which compared the officer’s ranking in terms of total target cash pay versus the same pay rank in the peer group data. To provide additional analytical support for compensation decisions, Mercer also developed benchmarks for the named executive officers compensation by analyzing survey data reported in the “Mercer US Global Premium Executive Remuneration Suite” and “Towers Watson Survey Report on Top Management Compensation.” Each named executive officer’s compensation was compared to his or her similar functional position in the survey data. As noted below in “Compensation Decisions for Fiscal 2012,” the peer group and survey information was not used in establishing base salaries for the named executive officers at the beginning of fiscal 2012, and instead such officers were each provided a 3% increase.

The Committee asked Mercer to provide recommendations as to the form of long term incentive compensation for our named executive officers. Based on its analysis of equity grant practices among the peer group companies, Mercer recommended that the Committee consider including stock options as part of the long term incentive compensation, to put additional compensation at risk and to increase the incentive associated with that long term compensation, while keeping a portion of the long term equity package in the form of restricted stock in order to support retention of named executive officers. Mercer and the Committee reviewed the elements of our executive compensation, and Mercer recommended ranges for those compensation elements that would be appropriate for each of our named executive officers for consideration by the Committee and the Board.

For fiscal 2013, considering input from its new independent consultant Exequity, the Committee decided to re-evaluate the peer group. The independent consultant evaluated U.S. public food and consumer products companies as candidates for selection to the peer group and recommended twelve companies with annual revenues ranging from approximately $525 million to $2.9 billion and a median annual revenue of $1.5 billion. Our fiscal 2013 peer group and trailing twelve month revenue, as such information was provided by Exequity, were as follows:

Peer Company	Trailing 12 month revenue ($MM)
B&G Foods, Inc.	$570
Boston Beer, Inc.	$524
Church & Dwight Inc.	$2,798
Coca-Cola Bottling Companies	$1,579
Flowers Foods Inc	$2,870
Hain Celestial Group, Inc.	$1,349
J & J Snack Foods Corp	$788
Lancaster Colony Corp	$1,113
Monster Beverage Corp. (formerly Hansen Natural Corp.)	$1,801
Snyders-Lance Inc.	$1,639
Tootsie Roll Industries Inc.	$534
Treehouse Foods Inc.	$2,080

The Chief Executive Officer Makes Recommendations. Our Chief Executive Officer, in consultation with each named executive officer, develops individual goal achievement plans that serve as the basis for the determination of annual bonuses. After completion of the fiscal year, the Chief Executive Officer reviews the executive officer’s performance relative to those individual goals and makes recommendations to the Committee about the officer’s bonus achievement. The Committee reviews the Chief Executive Officer’s recommendations and makes determinations regarding bonus payments to these officers based in part on this rating. The Chief Executive Officer also makes recommendations to the Committee about appropriate compensation for our named executive officers for the new fiscal year.

Components of Executive Compensation

The material elements of compensation for our named executive officers are salaries, bonuses and equity incentives. Named executive officers also receive perquisites, termination benefits and participate in other employee benefit programs.

Base Salary. Base salary enables us to attract and retain executives by establishing minimum compensation levels for them. In addition, salary increases enable us to reward superior performance, organizational advancement and increasing levels of responsibility of particular executives. Base salaries for our named executive officers are based on the Committee’s subjective determination of appropriate salary levels, taking into consideration peer group information, the Chief Executive Officer’s recommendations (for named executive officers other than himself), salary adjustments in prior years, the individual executive officer’s role in the organization, his or her performance during the prior fiscal year, and the individual’s skill set relative to anticipated challenges facing Diamond Foods in the future.

Annual Cash Incentives. Annual cash incentive compensation helps us to attract and retain executive talent and to motivate our team to pursue strategic objectives by creating opportunities for additional compensation on an annual basis contingent on performance results. Annual cash incentives are intended to promote the achievement of our annual corporate financial goals, other corporate initiatives and individual goals under programs administered by the Committee.

In fiscal 2012, target cash incentives were set for named executive officers based on their level in the organization, as follows: President & Chief Executive Officer—100% of base salary; Chief Sales Officer, Chief Financial and Administrative Officer and Chief Marketing Officer—70% of base salary; Senior Vice President, General Counsel—50% of salary; and Senior Vice President, Corporate Strategy and Human Resources—50% of base salary. Award potential is based on both a corporate financial objective, representing 60% of incentive potential, and individual objectives, representing 40% of incentive potential. Corporate and individual components of the award are not mutually dependent, and individual awards are capped at 200% of target.

For fiscal 2012, the Committee selected non-GAAP earnings per share as the corporate financial performance metric for named executive officer awards under the plan. For these purposes, non-GAAP earnings per share was calculated the same way Diamond calculates it for earnings disclosure purposes. The Committee set the target level at which 100% of the target corporate financial objective portion of the award would be earned at $3.15 non-GAAP earnings per share. The threshold level at which the corporate financial objective portion of the award could be earned was set at $2.96 non-GAAP earnings per share (at which 5.0% of the target award could be earned). The maximum level at which the corporate financial objective portion of the award could be earned was set at $3.47 non-GAAP earnings per share (at which 200% of the target award could be earned). These threshold, target and maximum amounts were established taking into account the anticipated closing of a previously announced acquisition in fiscal 2012. For performance results between the threshold, target and maximum levels of the corporate financial objective portion of the award, award amounts are interpolated.

The annual plan outlining our business objectives and key initiatives serves as the basis for the individual objectives for named executive officer incentive awards. The Chief Executive Officer develops individual goals for each named executive officer that support achievement of the annual plan. At the end of the fiscal year, the Chief Executive Officer assesses the performance of his direct reports and assigns a rating to each individual based on performance outcomes and the level of contribution to the business, which is provided to the Committee. For exceptional results, a named executive officer may earn up to two times the individual objectives portion of the target award. In fiscal 2012, the full annual plan served as the basis for our former Chief Executive Officer’s individual incentive award objectives.

In November 2012, the Board approved changes to the Company’s bonus plan, which we call the annual cash incentive plan (“AIP”) for employees, including executive officers. Under the AIP, eligible employees are assigned a target bonus (“Target Bonus”) and a maximum bonus (“Maximum Bonus”), each consisting of a specified percentage of the employee’s base salary. Actual bonuses paid depend upon the level at which the AIP is funded for a particular year, which is determined by Company performance, and the individual performance of each participant. The Committee will select one or more corporate financial objectives (“AIP Metrics”), and the threshold, target and maximum levels of Company performance with respect to those metrics, that will apply to the AIP for that fiscal year. The AIP Metrics may be any one or more Company-wide financial metrics, including without limitation revenue, gross margin, gross profit, operating margin, operating profit, earnings growth, EBITDA, and any per-share or non-GAAP calculations of any such metrics, as determined in the sole discretion of the Committee. The AIP will fund as follows:

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The AIP will be funded at the target level (“Target Funding”) selected by the Committee if the Company achieves the target level of performance (“Target Performance”) against the AIP Metrics. The Target Funding represents the aggregate of all eligible employees’ Target Bonuses, and the amount of the Target Funding will be established each year.

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The AIP will fund at the threshold level (“Threshold Funding”) selected by the Committee only if the Company achieves the threshold level of performance (“Threshold Performance”) against the AIP Metrics. The amount of the Threshold Funding will be a portion of the Target Funding established each year.

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The AIP will fund at the maximum level (“Maximum Funding”) selected by the Committee only if the Company achieves the maximum level of performance (“Maximum Performance”) against the AIP Metrics. The amount of the Maximum Funding is 200% of the Target Funding, and the determination of what constitutes Maximum Performance will be established each year.

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For levels of performance between the Threshold, Target and Maximum Performance levels, the level of AIP funding is interpolated on a straight-line basis or on such other basis as may be established each year.

The objectives against which an eligible employee may be measured may include, without limitation, corporate goals (such as revenue, gross margin, gross profit, operating margin, earnings growth, earnings per share, and non-GAAP calculations of any such metrics), departmental goals (such as category business team or functional goals relating to accomplishment of strategic initiatives, brand or category financial performance, market share, revenue, profitability, cost efficiency, products, brand equity, human capital or other goals) or individual goals as determined in conjunction with the eligible employee’s manager. The Committee will establish the objectives for the Company’s executive officers.

Equity Incentives. The Committee believes that equity awards are a key component of our executive compensation program because they help us attract, motivate and retain executive talent. Our 2005 Equity Incentive Plan enables us to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards, and to subject those awards to vesting to promote a long-term perspective. The Committee believes that equity-based incentives help to align the interests of our executives with those of other stockholders by making a portion of the executive’s compensation and net worth dependent upon the performance of our common stock. The grant of stock options and restricted stock creates general corporate performance incentives that are dependent on stock price performance, as stock options only have value if our stock price increases above the original grant price and restricted stock have a value that may go up or down consistent with the stock value. These incentive grants are designed to reward long term sustained share price growth.

The Committee and Board make equity awards to named executive officers annually, and may make additional equity awards for recruiting, retention or other purposes. The Chief Executive Officer presents equity award recommendations for the other named executive officers to the Committee, based on recommendations of the Committee’s compensation consultant, the individual’s contributions during the prior fiscal year, importance to the organization and scope of responsibility. The Committee considers the Chief Executive Officer recommendations and has discretion to determine whether or not to make any equity grant and the size of any grant. The Committee takes into account the grant recommendations from the compensation consultant, the total value of the other elements of the compensation package for named executive officers, the related expense and the dilution costs associated with equity grants when making its determinations. The Committee makes recommendations to the full Board as to any equity grant for the Chief Executive Officer, with reference to benchmark data and based on corporate financial performance and individual officer performance. The Board has the discretion to determine whether to make any equity grant to the Chief Executive Officer and if so, the size of such grant.

The Committee makes annual grants either at in-person meetings or by unanimous written consent, with the stock option exercise price equal to the closing price of our common stock on the date of the meeting or the date on which all of the written consents were signed. From time to time, the Committee has acted by unanimous written consent to approve new hire option grants for newly-hired officers, in which case the Committee’s practice has been to set the stock option exercise price equal to the closing price of our common stock on the date all written consents have been signed or the date of commencement of employment, if later.

Restricted stock awards are subject to time-based vesting (typically over four years), during which time the executive officer is the beneficial owner of the restricted shares and possesses all voting and dividend rights. Dividends are payable at the same rate as is paid on Diamond Foods’ common stock generally. During fiscal 2012, we paid quarterly dividends at a rate of $0.045 per share until dividends were suspended in February 2012.

Stock Ownership Guidelines. In 2008, the Board approved stock ownership guidelines for Board members and executive officers, to more closely align their interests with those of our stockholders. Under the guidelines, our Chairman of the Board is required to hold at least 75,000 shares of our common stock and all other Board members are required to hold at least 15,000 shares. Each executive officer is expected to own a number of shares equal in value to the following multiples of his or her base salary: Chief Executive Officer—500%; Executive Vice President—200%; Senior Vice President—150%; and Vice President—150%. Shares that count toward satisfaction of these stock ownership guidelines include: shares beneficially owned by the executive or director, or by any of his or her immediate family members residing in the same household, regardless of how such shares were acquired; shares beneficially owned through any business entity controlled by such individual; shares held in trust for the benefit of the executive or director or his or her family; vested and unvested shares of restricted stock granted under our equity incentive plans; and one-third of all shares subject to stock options granted to the executive or director under our equity incentive plans. Executive officers and Board members are expected to comply with these guidelines within three years after being appointed an executive officer or being appointed or elected a member of the Board. As of July 31, 2012, all of our executive officers and Board members were in compliance with our stock ownership guidelines.

Severance and Change of Control Benefits. Pursuant to his employment agreement with Diamond Foods, in the event Mr. Driscoll is terminated for cause (as defined in his employment agreement), or in the event of his death or disability, or in the event of his voluntary termination, Mr. Driscoll will receive: (i) any earned but unpaid base salary and earned but unused vacation or paid time off; (ii) any bonus earned and payable from a prior year that remains unpaid; (iii) other unpaid vested benefits under compensation, incentive and benefit plans; and (iv) reimbursement for expenses incurred, as of such termination of employment (“Accrued Compensation”). If he is terminated without cause, has a “constructive termination” (as defined in his employment agreement) or if Diamond Foods chooses not to renew his contract resulting in a termination of employment, Mr. Driscoll will receive: (i) the Accrued Compensation; (ii) a lump sum payment equal to 18 months of his then current Base Salary (reduced to 12 months after the initial three–year term of his employment with Diamond Foods); (iii) a lump sum payment equal to 150% of his target bonus for the current fiscal year (reduced to 100% after the initial three-year term of the employment agreement); (iv) if such termination occurs following the one-year anniversary of the Grant Date, the restricted stock award will be deemed to have vested on a quarterly rather than annual basis; (v) an amount equal to the annual bonus for the fiscal year in which termination occurs to the extent that performance objectives are achieved, but if termination occurs in the first two fiscal years this amount shall not be less than the guaranteed bonus amount; and (vi) a lump sum payment equal to the cost of 18 months of COBRA health coverage. If he is terminated without cause or constructive termination in connection with a change in control (as defined in his employment agreement) of Diamond, Mr. Driscoll will receive: (i) the Accrued Compensation; (ii) a lump sum payment equal to 30 months of his then current base salary; (iii) a lump sum payment equal to 250% of his target bonus for the current fiscal year; (iv) a lump-sum payment equal to the cost of 18 months of COBRA health benefits; (v) an amount equal to the annual bonus for the fiscal year in which termination occurs to the extent that performance objectives are achieved, but if termination occurs in the first two fiscal years this amount shall not be less than the guaranteed bonus amounts; and (vi) acceleration of all his then unvested equity awards.

Each of Mr. Johnson, Mr. Burke, Ms. Segre and Mr. Kim are covered by an arrangement under which the executive officer will receive payments in the event employment is terminated within six months after a change of control of Diamond. Payments are (i) one times salary and annual bonus for Mr. Burke, Mr. Kim and Ms. Segre and two times salary and annual bonus for Mr. Johnson and (ii) acceleration of any outstanding unvested equity awards.

Mr. Mendes and Mr. Neil also were parties to change of control agreements with Diamond Foods during fiscal 2012. In addition, in connection with Mr. Mendes’s employment offer letter entered into in 1997, if his employment was terminated without cause, he would have been entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, and outplacement services.

On November 19, 2012, Mr. Mendes resigned from the Company. Mr. Mendes was not eligible for, and was not paid, any severance payment in connection with his termination. Mr. Mendes and the Company entered into a Separation and Clawback Agreement pursuant to which Mr. Mendes agreed to deliver to the Company the following: (i) a cash payment of $2,743,400 (the “Cash Clawback”), representing the entire amount of his fiscal 2010 and fiscal

2011 bonuses; and (ii) 6,665 shares of Company common stock, representing all shares released to Mr. Mendes upon vesting under stock awards granted for fiscal 2010 and all later years. The Cash Clawback will be deducted from the amount Diamond owes to Mr. Mendes pursuant to the Retirement Restoration Plan. Mr. Mendes and Diamond have determined that prior to giving effect to the Cash Clawback, the retirement benefit due to Mr. Mendes in a lump sum under the Retirement Restoration Plan was $5.44 million. Accordingly, after giving effect to the Cash Clawback, the Retirement Restoration Plan amount was reduced to $2,696,600, which was paid in early December 2012. No termination benefits were paid to Mr. Neil in fiscal 2012.

Under our 2005 Equity Incentive Plan, all outstanding equity awards will vest upon a change of control of Diamond Foods if the equity awards are not assumed by the acquirer. We believe that these benefits are competitive in the industry and assist in recruiting and retaining executive officers. For more information, please refer to “Potential Payments upon Employment Termination and Change of Control Events.”

None of our change of control agreements provide for tax gross-ups for Internal Revenue Code section 280G excess benefits.

Retirement Plans. Our named executive officers participate in the same 401(k) plan on the same terms provided to all administrative employees. We make a contribution of 3% of base salary into 401(k) accounts, up to a maximum of $7,500 per year. We do not consider the 401(k) plan an important element of our executive compensation arrangements. In addition, Mr. Mendes, the former Chief Executive Officer, participated in the Diamond Foods Retirement Restoration Plan, a non-qualified supplemental retirement plan providing for supplemental benefits upon retirement, which was implemented in 1989. For more information regarding the Diamond Foods Retirement Restoration Plan, please see “Pension Benefits.”

Perquisites. We provide executive officers with perquisites and other personal benefits, such as payment of standard life and health insurance premiums, which we believe are consistent with our overall compensation program. The Committee periodically reviews the types of perquisites and other personal benefits provided to named executive officers, and does not consider perquisites a significant element of our executive compensation arrangements. Diamond Foods does not provide tax gross up reimbursements for any perquisites.

Retention Program. On February 18, 2012, Diamond Foods established a Key Executive Retention Plan (“Plan”), under which participating executives received a benefit equal to a percentage of their annual base salary, one-half of which was payable in cash and one-half of which will be paid in the form of restricted stock. Forty percent of the retention benefit was paid on August 23, 2012 and the remainder of the retention benefit will be payable on February 23, 2013 if the participant remains employed by us as of that date. The retention benefits may be accelerated if Diamond Foods terminates the participant’s employment without cause, the participant terminates his or her employment for good reason, or the participant is terminated without cause or terminates his or her employment for good reason within 12 months following a change of control of Diamond Foods. The Committee approved this retention program given the need to stabilize leadership of the Company and execute on the restatement and other strategic initiatives the Company needed to undertake.

The Committee selected Mr. Johnson, Mr. Burke, Mr. Kim and Ms. Segre as participants in the Plan, each with a total retention benefit as described above equal to 250% of his or her current annual base salary.

Compensation Decisions for Fiscal 2012

Chief Executive Officer

The specific fiscal 2012 compensation decisions for each person who served as our principal executive officer in fiscal 2012, and for all other named executive officers, are described below.

Mr. Driscoll

In connection with his appointment as our President and Chief Executive Officer, Diamond Foods entered into an employment agreement with Mr. Driscoll, with an initial term of three years, pursuant to which we agreed to pay him a base salary of $825,000. Mr. Driscoll was eligible to receive an annual cash incentive with a target amount equal to 100% of his base salary based on performance objectives being satisfied, with 100% of his target award, pro-rated for the number of days employed by Diamond Foods, for fiscal 2012 guaranteed and a minimum of 75% of his target award for fiscal 2013 was guaranteed. Starting in fiscal 2013 a maximum bonus of up to 200% of the target bonus could be paid based on performance objectives being satisfied. For fiscal 2012, the Committee ratified Mr. Driscoll’s guaranteed bonus amount. Diamond Foods also paid Mr. Driscoll a relocation payment of $250,000.

In addition, we agreed to issue to Mr. Driscoll a nonqualified stock option and a restricted stock award on the third business day after the date on which Diamond filed with the SEC its restated financial statements for fiscal 2010 and fiscal 2011 (“Grant Date”). The stock option was to be granted at an exercise price equal to the closing price of Diamond common stock on The NASDAQ Stock Market on the Grant Date and was to be for a number of shares with an aggregate value of $1,500,000 divided by the fair value of Diamond Foods common stock using the assumptions of ASC 718 and the closing price of Diamond Foods common stock on the Grant Date. The restricted stock award was to be granted on the Grant Date and was to be for a number of shares equal to $1,500,000 divided by the closing price of Diamond Foods common stock on The NASDAQ Stock Market on the Grant Date. The option and restricted stock award were issued on November 19, 2012.

Mr. Wolford

Mr. Wolford served as interim President and Chief Executive Officer from February 7, 2012 until May 8, 2012. Mr. Wolford received a fee of $100,000 per month, which the Compensation Committee deemed to be reasonable compensation given his recent experience as a Chief Executive Officer of a larger, branded, public food company and for the services to be provided by him to the company during this transition period. Due to the temporary nature of this role, Mr. Wolford did not participate in any Diamond Foods management incentive or equity plans.

Mr. Mendes

Base Salary: In September 2011, based on recommendation of the Committee, the Board approved a 3% increase in Mr. Mendes’s base salary from $725,000 to $746,750, effective in October 2011. The increase was the average annualized increase for U.S. based executives as reported in Mercer’s 2010/2011 U.S. Compensation Planning Report. The Committee decided to use the 3.0% increase factor as a result of an acquisition that was pending at the time and to defer until after the closing of the transaction any other base salary increases. Since this acquisition transaction was terminated in February 2012, no additional base salary increases were made in fiscal 2012.

Based on the Committee’s recommendation, in September 2011 the Board decided to maintain the target bonus for Mr. Mendes equal to 100% of his base salary. Since Mr. Mendes was placed on administrative leave on February 8, 2012 and then subsequently resigned, he earned no bonus for fiscal 2012.

Based on the Committee’s recommendation, effective September 22, 2011, the Board approved a grant of 10,974 restricted shares and an option to purchase 100,368 shares at an exercise price of $91.13, which was the closing stock price on the date of grant. The Board approved these grants, which had an aggregate value of approximately 75th percentile equity award in Diamond Foods’ peer group, which was consistent with past practice. The Board believed that to align Mr. Mendes’ interests with the interests of Diamond Foods stockholders, it was appropriate to award 75% of the total grant date value of Mr. Mendes’ equity awards in the form of stock options and 25% in the form of restricted stock. All vesting on equity awards ceased on February 7, 2012, and as a result, none of the equity awards granted in fiscal 2012 vested or will vest.

Other Named Executive Officers

Interim CFO. Mr. Murphy has served as our interim Chief Finance Officer since February 8, 2012, pursuant to an engagement letter entered into between us and an affiliate of Alix Partners, in which we agreed to pay Alix Partners

$100,000 per month for Mr. Murphy’s services. We also pay Alix Partners for the services of other of its employees who assist Diamond Foods on a time-billed basis. Mr. Murphy is not eligible for any bonus or equity awards.

Base salary and cash incentive targets. In September 2011, the Committee approved a 3% increase in base salary for all of our named executive officers, including Mr. Johnson, Mr. Burke, Ms. Segre, Mr. Kim and Mr. Neil, effective October 2011. This increase was the average annualized increase for U.S.-based executives as reported in Mercer’s 2010/2011 U.S. Compensation Planning Report. In addition, the Committee maintained the targeted incentive award opportunities for each of the named executive officers at their respective levels in the prior years.

Fiscal 2012 Cash Incentive

For fiscal 2012, the corporate financial objectives target for our Annual Bonus Program was $3.15 non-GAAP earnings per share (with a threshold bonus available upon achievement of $2.96 non-GAAP earnings per share and the maximum bonus available upon achievement of $3.45 non-GAAP earnings per share). These objectives were set taking into account projected earnings for fiscal 2012, which included the assumed closing of an acquisition during the year. As a result of Diamond Foods not completing the anticipated acquisition, we did not achieve the fiscal 2012 threshold non-GAAP earnings per share amount of $2.96. As a result, Mr. Johnson, Mr. Burke, Mr. Kim and Ms. Segre earned no cash incentive tied to financial objectives for fiscal 2012.

With respect to bonuses tied to individual objectives representing 40% of the total annual award opportunity, the Committee made the following determinations for fiscal 2012:

Mr. Johnson received 105% of the target amount attributable to accomplishment of his individual objectives for fiscal 2012, resulting in a bonus of $125,398. The Committee considered Mr. Johnson’s performance in achieving sales and market share targets, efforts related to acquisition integration activity and cost savings resulting from renegotiating broker arrangements.

Mr. Burke received 91.5% of the target amount attributable to accomplishment of his individual objectives for fiscal 2012, resulting in a bonus of $77,477. The Committee considered Mr. Burke’s performance in achieving sales and financial targets, distribution and market share, new product launches and other brand building activity and enhancing marketing organizational capability.

Mr. Kim received 94.5% of the target amount attributable to accomplishment of his individual objectives for fiscal 2012, resulting in a bonus of $54,138. The Committee considered Mr. Kim’s performance in litigation management, building legal infrastructure and managing executive staff functions and leading human resources strategic initiatives.

Ms. Segre received 103.0% of the target amount attributable to accomplishment of her individual objectives for fiscal 2012, resulting in a bonus of $55,167. The Committee considered Ms. Segre’s performance in acquisition integration efforts and leading cost-efficiency and productivity initiatives, investor relations and strategic planning projects, human resources and organizational development activity and corporate branding projects.

Since Mr. Mendes and Mr. Neil were placed on administrative leave on February 7, 2012, they earned no cash incentive awards for fiscal 2012.

Equity Awards. In September 2011, the Committee approved equity grants for the named executive officers as follows:

Mr. Johnson: The Committee approved a grant of 7,408 restricted shares and an option to purchase 22,583 shares at an exercise price of $91.13. The Committee approved these grants, which had an aggregate value in excess of the 75th percentile for equity awards in Diamond Foods’ peer group for fiscal 2012, based on

Mr. Johnson’s contributions over his tenure with Diamond Foods, the importance of his position and the effort required for acquisition integration work. The Committee believed that awarding half of the total grant date value of equity awards in the form of stock options and half in the form of restricted stock provided an appropriate mix of performance incentive and long-term retention.

Mr. Burke: The Committee approved a grant of 5,487 restricted shares and an option to purchase 16,728 shares at an exercise price of $91.13, which was the closing stock price on the date of grant. The Committee approved these grants, which had an aggregate value in excess of the 75th percentile for equity awards in Diamond Foods’ peer group for fiscal 2012, based on Mr. Burke’s contributions over his tenure with Diamond Foods, the importance of his position and the effort required for acquisition integration work. The Committee believed that awarding half of the total grant date value of equity awards in the form of stock options and half in the form of restricted stock provided an appropriate mix of performance incentive and long-term retention.

Mr. Kim: The Committee approved a grant of 4,390 restricted shares and an option to purchase 13,382 shares at an exercise price of $91.13, which was the closing stock price on the date of grant. The Committee approved these grants, which had an aggregate value in excess of the 75th percentile for equity awards in Diamond Foods’ peer group for fiscal 2012, based on Mr. Kim’s contributions over his tenure with Diamond Foods, the importance of his position and the effort required for acquisition integration work. The Committee believed that awarding half of the total grant date value of equity awards in the form of stock options and half in the form of restricted stock provided an appropriate mix of performance incentive and long-term retention.

Ms. Segre: The Committee approved a grant of 4,390 restricted shares and an option to purchase 13,382 shares at an exercise price of $91.13, which was the closing stock price on the date of grant. The Committee approved these grants, which had an aggregate value in excess of the 75th percentile for equity awards in Diamond Foods’ peer group for fiscal 2012, based on Ms. Segre’s contributions over her tenure with Diamond Foods, the importance of her position and the effort required for acquisition integration work. The Committee believed that awarding half of the total grant date value of equity awards in the form of stock options and half in the form of restricted stock provided an appropriate mix of performance incentive and long-term retention.

Mr. Neil: The Committee approved a grant of 9,877 restricted shares and an option to purchase 30,110 shares at an exercise price of $91.13. The Committee approved these grants, which had an aggregate value in the 50th to 75th percentile for equity awards in Diamond Foods’ peer group for fiscal 2012, based on the determination at the time of Mr. Neil’s contributions over his tenure with Diamond Foods, the importance of his position and the effort required for acquisition integration work. The Committee believed that awarding half of the total grant date value of equity awards in the form of stock options and half in the form of restricted stock provided a mix of performance incentive and long-term retention. Mr. Neil was placed on administrative leave effective February 7, 2012, and was subsequently terminated, and all vesting on the stock awards described above ceased. As a result, none of the equity awards granted in fiscal 2012 vested or will vest.

Tax and Accounting Considerations

In evaluating potential compensation alternatives, the Compensation Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers unless, among other things, such compensation is performance-based and has been approved by stockholders. Generally, we have not designed our executive compensation program, including our 2005 Equity Incentive Plan and annual incentive plan, to be eligible for deductibility to the extent permitted by Section 162(m) of the Code. Accordingly, a portion of the compensation to our named executive officers or covered employees may not be deductible.

Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number and the fair values of the stock options that are granted each year.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Laurence M. Baer, Chairman

Robert J. Zollars (prior to March 7, 2012)

Edward A. Blechschmidt (effective March 7, 2012)

Glen C. Warren, Jr.

Summary of Executive Compensation

The following table presents information about the fiscal 2012 compensation of our named executive officers. We also provide benefits to our executive officers that are generally available to all of our employees. As noted in the Compensation Discussion and Analysis, the portion of non-equity incentive plan awards tied to a corporate financial metric did not meet the threshold target for fiscal 2012, and accordingly, that component resulted in no payment award for named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Brian J. Driscoll	2012	171,346	189,863	(6)	—		—		—	—	259,267	(7)	620,476
President and Chief Executive Officer(5)

Richard Wolford Interim President and Chief Executive Officer(8)	2012	329,310	—		—		—		—	—	—		329,310

Michael Murphy Interim Chief Financial Officer(9)	2012	612,458	—		—		—		—	—	—		612,458

Lloyd J. Johnson Executive Vice President, Chief Sales Officer	2012	424,134	—		1,208,239		841,074		125,398	—	57,488	(10)	2,656,333
	2011	413,623	198,289		524,996		524,968		499,736	—	60,233		2,221,844
	2010	401,250	198,289		417,435		—		568,145	—	94,546		1,679,665

Andrew Burke Executive Vice President Chief Marketing Officer	2012	300,714	—		878,043		623,013		77,477	—	31,809	(11)	77,477
	2011	293,269	72,706		350,024		349,978		346,096	—	29,517		1,441,591
	2010	269,493	132,461		153,059		—		329,954	—	27,627		975,594

Stephen E. Kim Senior Vice President, General Counsel and Human Resources	2012	284,877	—		758,140		498,395		54,138	—	30,850	(12)	1,626,400
	2011	277,788	66,096		300,014		299,982		236,941	—	33,952		1,214,774
	2010	259,231	99,559		139,145		—		272,538	—	33,233		803,706

Linda B. Segre Senior Vice President, Corporate Strategy	2012	266,300	—		734,823		498,395		55,167	—	26,419	(13)	1,581,104
	2011	259,615	—		175,012		174,989		216,320	—	28,672		854,608
	2010	235,577	—		329,990		151,868		247,000	—	14,276		978,711

Michael J. Mendes Former Chairman, President and Chief Executive Officer(14)	2012	527,197	—		3,738,076	(15)	1,000,050	(15)	—	—	50,080	(16)	5,846,943
	2011	721,985	495,722		1,081,262		3,243,517		1,293,400	374,341	81,941		7,292,168
	2010	645,192	914,007		1,043,587		—		1,450,000	146,135	143,989		4,342,910

Steven M. Neil Former Executive Vice President, Chief Financial and Administrative Officer(17)	2012	326,766	—		1,121,408	(15)	900,081	(15)	—	—	61,993	(18)	2,410,248
	2011	448,596	198,289		575,005		574,965		548,628	—	83,577		2,429,059
	2010	428,000	258,044		417,435		—		629,160	—	62,589		1,795,228

(1)	Represents the fair value of equity award on the date of grant, even though the award is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The grant date fair value is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures. Mr. Driscoll did not receive any stock awards in fiscal 2012, and Mr. Wolford and Mr. Murphy did not receive any stock awards in their roles as interim President and Chief Executive Officer and interim Chief Financial Officer, respectively.
(2)	Represents the fair value of equity award on the date of grant, even though the award is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The grant date fair value is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures. Mr. Driscoll did not receive any awards in fiscal 2012, and Mr. Wolford and Mr. Murphy did not receive any option awards in their roles as interim President and Chief Executive Officer and interim Chief Financial Officer, respectively. Option awards granted in fiscal 2012 have an exercise price of $91.13.
(3)	The portion of non-equity incentive plan awards tied to a corporate financial metric did not meet the threshold target for fiscal 2012, and accordingly, that component will result in no payment award for named executive officers. Mr. Driscoll did not receive any non-equity incentive plan compensation in fiscal 2012, and Mr. Wolford and Mr. Murphy did not receive any non-equity incentive plan compensation in their roles as interim President and Chief Executive Officer and interim Chief Financial Officer, respectively.
(4)	On November 19, 2012, Mr. Mendes formally resigned from the Company. Diamond and Mr. Mendes entered into a Separation and Clawback Agreement, pursuant to which Mr. Mendes agreed to deliver to Diamond the following: (i) a cash payment of $2,743,400 (the “Cash Clawback”), representing the total value of his fiscal 2010 and fiscal 2011 bonuses; and (ii) 6,665 shares of Diamond common stock, representing all shares released to Mr. Mendes upon vesting under stock awards granted for fiscal 2010 and all later years. The Cash Clawback will be deducted from the amount Diamond owes to Mr. Mendes pursuant to the Retirement Restoration Plan. Mr. Mendes and Diamond have determined that prior to giving effect to the Cash Clawback, the retirement benefit due to Mr. Mendes in a lump sum under the Retirement Restoration Plan was approximately $5.44 million. Accordingly, after giving effect to the Cash Clawback, the Retirement Restoration Plan amount will be reduced to approximately $2.7 million, which is expected to be paid in December 2012. Accordingly, the table above doesn’t reflect a change in pension value.
(5)	Mr. Driscoll became Diamond Foods’ President and Chief Executive Officer on May 8, 2012.
(6)	In connection his employment agreement, Mr. Driscoll was guaranteed a bonus for fiscal 2012 equal to 100% of his base salary pro-rated for the number of days employed by Diamond in fiscal 2012. Mr. Driscoll was employed by Diamond Foods for 84 days during fiscal 2012. Accordingly, in July 2012, the Committee approved the guaranteed bonus amount of $189,863.
(7)	Includes a one-time relocation payment of $250,000. Also includes amounts attributable to car allowance payments, office parking and premiums for health and life insurance.
(8)	Mr. Wolford served as our interim President and Chief Executive Officer from February 7, 2012 to May 8, 2012.
(9)	Mr. Murphy has served as our interim Chief Financial Officer since February 8, 2012. The amount shown in the “Salary” column above represents fees paid by Diamond to AlixPartners for Mr. Murphy’s services. Diamond does not pay any amounts directly to Mr. Murphy.
(10)	Amount is comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, $11,000 in financial planning services, $12,000 in car allowance payments, and life insurance and health insurance premium payments.
(11)	Amount is comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, and life insurance and health insurance premium payments.
(12)	Amount is comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, office parking, and life insurance and health insurance premium payments.
(13)	Amount is comprised of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, and life insurance and health insurance premium payments.
(14)	Effective February 7, 2012, Mr. Mendes was placed on administrative leave. Mr. Mendes resigned effective November 19, 2012.
(15)	As a result of being placed on administrative leave during fiscal 2012, the Stock Awards and Option Awards underlying the values reflected above for Mr. Mendes and Mr. Neil did not vest, and therefore Mr. Mendes and Mr. Neil did not receive such value.
(16)	Amount is comprised of health care cost reimbursements, 401(k) contributions, family travel, dividends on restricted stock awards, health club membership, office parking, company car personal miles, $15,429 in financial planning services, and life insurance and health insurance premium payments.
(17)	Effective February 7, 2012, Mr. Neil was placed on administrative leave, and effective November 19, 2012, Mr. Neil was terminated.
(18)	Amount is comprised of $27,112 of health care cost reimbursements, 401(k) contributions, dividends on restricted stock awards, health club membership, office parking, auto allowance and life insurance and health insurance premium payments.

2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian J. Driscoll(2)	N/A		—	—	—	—	—	—	—	—	—	—

Richard Wolford(3)	N/A		—	—	—	—	—	—	—	—	—	—

Michael Murphy	N/A		—	—	—	—	—	—	—	—	—	—

Lloyd J. Johnson	9/22/11		8,957	298,564	579,740	—	—	—	7,408	—	—	675,091	(4)
	9/22/11		—	—	—	—	—	—	—	22,583	91.13	840,991	(4)
	2/23/12		—	—	—	—	—	—	22,225	—	—	533,178	(5)

Andrew Burke	9/22/11		6,359	211,974	423,948	—	—	—	5,487	—	—	500,030	(4)
	9/22/11		—	—	—	—	—	—	—	16,728	91.13	622,951	(4)
	2/23/12		—	—	—	—	—	—	15,758	—	—	378,034	(5)

Stephen E. Kim	9/22/11		4,297	143,220	286,440	—	—	—	4,390	—	—	400,061	(4)
	9/22/11		—	—	—	—	—	—	—	13,382	91.13	498,346	(4)
	2/23/12		—	—	—	—	—	—	14,927	—	—	358,099	(5)

Linda B. Segre	9/22/11		4,017	133,900	267,800	—	—	—	4,390	—	—	400,061	(4)
	9/22/11		—	—	—	—	—	—	—	13,382	91.13	498,346	(4)
	2/23/12		—	—	—	—	—	—	13,955	—	—	334,780	(5)

Michael J. Mendes(6)	9/22/11	(7)	22,403	746,750	1,493,500	—	—	—	10,974	—	—	1,000,061	(8)
	9/22/11		—	—	—	—	—	—	100,368	—	91.13	3,737,704	(8)

Steven M. Neil(6)	9/22/11	(7)	9,720	324,016	648,032	—	—	—	9,877	—	—	900,091	(8)
	9/22/11		—	—	—	—	—	—	—	30,110	91.13	1,121,296	(8)

(1)	Reflects potential payouts of amounts that could have been earned with respect to the fiscal 2012 threshold, target and maximum levels under the Diamond Foods annual bonus program. Under the bonus program, named executive officers could receive no payment if performance objectives are not met.
(2)	Mr. Driscoll commenced employment on May 8, 2012.
(3)	Mr. Wolford served as interim President and Chief Executive Officer of the company from February 7, 2012 until May 8, 2012, at which time Mr. Driscoll joined Diamond Foods. Mr. Wolford did not receive any grants of plan-based awards as interim President and Chief Executive Officer.
(4)	The awards of options and restricted stock were granted on September 22, 2012 under the 2005 Equity Incentive Plan. The restricted stock vests as to one-fourth of the shares on each anniversary of grant. The options vest as to one-fourth of the shares subject to the options on September 22, 2012, with the remainder vesting quarterly thereafter over the following three years. Amounts shown represent the grant date fair value under ASC Topic 718 without giving effect to any forfeiture rate.
(5)	The awards of restricted stock were granted under the 2005 Equity Incentive Plan. The restricted stock vests as to 40% of the shares on August 23, 2012 and as to the remaining 60% of the shares on February 23, 2012. Amounts shown represent the grant date fair value under ASC Topic 718 without giving effect to any forfeiture rate
(6)	Effective February 7, 2012, Mr. Mendes and Mr. Neil were placed on administrative leave, and on November 19, 2012 Mr. Mendes resigned and Mr. Neil was terminated from Diamond.
(7)	The information provided above presents the threshold, target and maximum amounts that Mr. Mendes and Mr. Neil could have received during fiscal 2012. As a result of being placed on administrative leave during fiscal 2012, Mr. Mendes and Mr. Neil received no payout pursuant to Diamond Foods’ non-equity incentive plan.
(8)	The awards of options and restricted stock were granted on September 22, 2011 under the 2005 Equity Incentive Plan. Amounts shown represent the grant date fair value under ASC Topic 718 of the restricted stock grants without giving effect to any forfeiture rate. As a result of Mr. Mendes and Mr. Neil being placed on administrative leave, none of these awards will vest.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(2)		Market Value of Shares or Units of Stock that have Not Vested ($)(3)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
Brian J. Driscoll(4)	—		—		—	—	—	—		—	—	—
Richard Wolford(5)	—		—		—	—	—	—		—	—	—
Michael Murphy	—		—		—	—	—	—		—	—	—
Lloyd J. Johnson	24,750	(6)	8,250	(6)	—	28.03	9/30/18	8,250	(6)	134,228	—	—
	—		—		—	—		15,000	(7)	244,050	—	—
	15,425	(8)	19,834	(8)	—	40.56	10/07/20	9,708	(8)	157,949	—	—
	—		22,583	(9)	—	91.13	9/22/21	7,408	(9)	120,528	—	—
	—		—		—	—		22,225	(10)	361,601	—	—
Andrew Burke	15,000		—		—	14.93	6/19/16	—		—	—	—
	15,000		—		—	15.83	3/14/17	2,500	(11)	40,675	—	—
	—		—		—	—	—	5,500	(7)	89,485	—	—
	10,284	(8)	13,222	(8)	—	40.56	10/07/20	6,472	(8)	105,299	—	—
	—		16,728	(9)	—	91.13	9/22/21	5,487	(9)	89,273	—	—
	—		—		—	—	—	15,758	(10)	256,383	—	—
Stephen E. Kim	10,387		—		—	17.00	7/20/15	—		—	—	—
	7,000		—		—	21.00	1/10/16	1,750	(11)	28,473	—	—
	—		—		—	—	—	5,000	(7)	81,350	—	—
	8,814	(8)	11,334	(8)	—	40.56	10/07/20	5,547	(8)	90,250	—	—
	—		13,382	(9)	—	91.13	9/27/21	4,390	(9)	71,425	—	—
	—		—		—	—	—	14,927	(10)	242,862	—	—
Linda B. Segre	6,875	(12)	3,125	(12)	—	33.00	10/01/19	5,000	(13)	81,350	—	—
	6,612	(8)	5,141	(8)	—	40.56	10/07/20	3,236	(8)	52,650	—	—
	—		13,382	(9)	—	91.13	9/22/22	4,390	(9)	71,425	—	—
	—		—		—	—	—	13,995	(10)	227,048	—	—
Michael J. Mendes	253,333		—		—	17.00	7/20/15	—		—	—	—
	225,000	(14)	—		—	17.07	10/25/15	17,500	(16)	284,725	—	—
	63,288		—		—	21.00	1/10/16	37,500	(16)	610,125	—	—
	68,077	(8)	149,771	(15)	—	40.56	10/07/20	19,994	(16)	325,302	—	—
	—		100,368	(15)	—	91.13	9/22/21	10,974	(16)	178,547	—	—
Steven M. Neil	10,000	(17)	—		—	17.00	7/20/15	—		—	—	—
	10,000	(17)	—		—	15.01	7/20/16	2,500	(16)	40,675	—	—
	10,000	(17)	—		—	17.03	7/20/17	15,000	(16)	244,050	—	—
	33,750		11,250	(15)	—	18.27	3/25/18	11,250	(16)	183,038	—	—
	12,068	(8)	26,549	(5)	—	40.56	10/07/20	10,632	(6)	172,483	—	—
	—		30,110	(5)	—	91.13	9/22/21	9,877	(6)	160,699	—	—

(1)	All options set forth in the table have a ten-year term. The unvested portion of an option will expire prior to its stated expiration date in the event of the optionee’s termination of employment.
(2)	Represents restricted stock awards that vest subject to continued employment with Diamond.
(3)	The market value of the unvested restricted shares was computed using $16.27, which was the closing price of Diamond common stock on July 31, 2012.
(4)	In connection with his employment agreement, we agreed to issue to Mr. Driscoll a nonqualified stock option and a restricted stock award on the third business day after the date on which Diamond Foods filed with the SEC its restated financial statements for fiscal 2010 and fiscal 2011 (“Grant Date”). The stock option was to be granted at an exercise price equal to the closing price of Diamond Foods common stock on The NASDAQ Stock Market on the Grant Date and was to be for a number of shares with an aggregate value of $1,500,000 divided by the fair value of Diamond Foods common stock using the assumptions of ASC 718 and the closing price of Diamond Foods common stock on the Grant Date. The restricted stock award was to be granted on the Grant Date and was to be for a number of shares equal to $1,500,000 divided by the closing price of Diamond Foods common stock on The NASDAQ Stock Market on the Grant Date. The option and restricted stock award were issued on November 19, 2012.

(5)	Mr. Wolford served as interim President and Chief Executive Officer of the Company from February 7, 2012 until May 8, 2012, at which time Mr. Driscoll joined Diamond Foods. Mr. Wolford did not receive any equity awards as interim President and Chief Executive Officer.
(6)	The options were granted on September 30, 2008 in connection with Mr. Johnson’s employment with Diamond. One-fourth of the options vested on September 1, 2009, and the balance vest in 12 equal quarterly installments thereafter until fully vested on September 1, 2012. The shares of restricted stock were granted on September 30, 2008 in connection with Mr. Johnson’s employment with Diamond, and vest in four equal annual installments on the anniversary of the grant date, until fully vested on September 1, 2012.
(7)	The unvested restricted shares indicated above originally were granted on August 7, 2009. These remaining unvested restricted shares will be fully vested by August 7, 2013.
(8)	These options and restricted shares originally were granted on October 7, 2010 with a vesting commencement date of August 9, 2010. One-fourth of the options vested on the first anniversary of the vesting commencement date, and the balance vest in 12 equal quarterly installments thereafter until fully vested on August 9, 2014. The unvested restricted shares remaining as indicated above will be fully vested by August 9, 2014.
(9)	These options and shares of restricted stock originally were granted on September 22, 2011. One-fourth of the options vest on the first anniversary of the vesting commencement date, and the balance vest in 12 equal quarterly installments thereafter until fully vested on September 22, 2015, subject to continued employment. The restricted shares vest in four equal annual installments on each anniversary of the vesting commencement date, until fully vested on September 22, 2014, subject to continued employment.
(10)	These shares of restricted stock were granted on February 23, 2012. Forty percent of the restricted shares granted vest on August 23, 2012, and the remainder vest on February 23, 2013, subject to continued employment.
(11)	The unvested restricted shares indicated above originally were granted on August 8, 2008. These remaining unvested restricted shares will be fully vested by August 8, 2012.
(12)	These options were granted on October 1, 2009 in connection with Ms. Segre’s employment with Diamond. One-fourth of the options vested on August 17, 2010, and the balance vest in 12 equal quarterly installments thereafter until fully vested on August 16, 2013.
(13)	The unvested restricted shares indicated above originally were granted on October 1, 2009 in connection with Ms. Segre’s employment with Diamond. These remaining unvested restricted shares will be fully vested by August 17, 2013.
(14)	From 2001 until October 2005, Mr. Mendes was the beneficiary of a Long Term Incentive Compensation program (“LTIC”), pursuant to which Diamond agreed to provide Mr. Mendes with annual cash benefits over a ten year period, with payments to begin as early as Mr. Mendes’ 50th birthday under certain circumstances. On October 25, 2005, the Board approved terminating the LTIC and granted Mr. Mendes an option to purchase 225,000 shares of our common stock. The option vested over five years, and was fully vested on October 25, 2010.
(15)	Reflects unvested options outstanding at fiscal year end. All unvested equity grants for Mr. Mendes and Mr. Neil ceased vesting as of February 7, 2012.
(16)	Reflects unvested restricted stock outstanding at fiscal year end. All unvested equity grants for Mr. Mendes and Mr. Neil ceased vesting as of February 7, 2012.
(17)	These options were granted to Mr. Neil as a member of the Board before he became an employee in March 2008.

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Brian J. Driscoll	—	—	—	—
Richard Wolford(3)	—	—	—	—
Michael Murphy(4)	—	—	—	—
Lloyd J. Johnson	—	—	11,486	854,164
Andrew Burke	—	—	8,408	551,037
Stephen E. Kim	—	—	6,100	396,276
Linda B. Segre	—	—	3,579	250,968
Michael J. Mendes	—	—	44,165	2,885,890
Steven M. Neil	—	—	6,045	394,795

(1)	Represents shares of restricted stock that vested during fiscal 2012.
(2)	Calculated using the closing price of our common stock on the date of vesting.
(3)	Mr. Wolford served as our interim President and Chief Executive Officer from February 7, 2012 to May 8, 2012.
(4)	Mr. Murphy has served as our interim Chief Financial Officer since February 8, 2012.

PENSION BENEFITS

We maintain the Diamond Foods Retirement Restoration Plan, a defined benefit pension plan that provides unfunded, non-qualified benefits, and our former Chief Executive Officer was the sole participant in this plan. The normal retirement benefit provided under the Retirement Restoration Plan is payable as a ten-year certain and life annuity beginning at age 60. The benefit is the amount by which the monthly target benefit under the plan exceeds the monthly benefit that was paid out in a prior year from the Diamond Foods, Inc. Pension Plan, a qualified defined benefit pension plan we sponsored previously but then terminated. The target benefit under the Retirement Restoration Plan is the amount resulting from the formula below that produces the higher benefit:

•

2% of the annual average compensation multiplied by years of credited service. Once this amount is calculated, subtract 1% multiplied by the social security benefit payable multiplied by the years of credited service (not to exceed 40 years).

•

3% of the annual average compensation multiplied by years of credited service (not to exceed 15 years). Once this amount is calculated, add 1/2% of the annual average compensation multiplied by the years of credited service that exceed 15 years. Once this amount is added, subtract 3-1/3% of the social security benefit payable multiplied by the years of credited service (not to exceed 15 years).

For the purposes of these calculations, annual average compensation is the highest average of annual compensation over five consecutive years out of the ten years preceding the earlier of the date of termination of employment and the participant’s 65th birthday. Compensation includes base salary and bonus, but excludes restricted stock awards.

Benefits are payable after the first to occur of the following:

•	Death

•	Disability

•	Termination of employment

•	Age 55

Benefits are reduced for commencement before age 60 as follows:

•	If the participant is at least age 50 with 10 or more years of service, the reduction is 1/3% per month for each month commencement precedes age 60.

•	Otherwise, the reduced benefit is the actuarial equivalent of the benefit commencing at age 60, based on 8% interest and Revenue Ruling 2001-62 mortality.

Benefits are paid as a single cash payment (lump sum) equal to the actuarial present value of the early retirement benefit. The lump sum amount is determined using the basis set forth in the General Agreement on Tariffs and Trade—Retirement Protection Act of 1994 (“GATT”), utilizing the average 30-year T-bond rate for the month two months prior to the month of distribution (without regard to any mandatory payment delay required by IRC Section 409A). The higher the interest rate, the lower the lump sum, and vice versa.

Alternatively, the participant may elect to receive his benefit as an annuity and/or at a later time, but only after filing a written request that satisfies IRC Section 409A timing rules.

The Retirement Restoration Plan allows the participant to choose from a number of methods to receive accrued benefits, which include the following:

•	Single life annuity—A single life annuity provides a monthly benefit until death.

•

Life annuity with 5 or 10 years certain—Under this form, the participant receives a monthly benefit for life. If death occurs before the end of the 5 or 10 years, the designated beneficiary will receive the same monthly benefit for the remainder of the 5 or 10 year period.

•

Joint and survivor annuity—Under this form, the participant receives a monthly benefit paid for life. If the participant dies before their beneficiary, the beneficiary receives the selected percentage (50%, 66 2/3%, 75%, or 100%) of that monthly benefit for the rest of his or her life.

•	Lump sum payment—described above.

•	Any other payment form agreed to by Diamond Foods and the participant.

The amounts shown below are based on the participant’s assumed separation of service on February 29, 2012, and a lump sum payment on January 31, 2013. Other key assumptions used to determine the amounts are as follows:

•	An interest rate of 0.5%, the FASB ASC 715-30 discount rate as of July 31, 2012. The discount rate as of July 31, 20110 was 4.3%.

•

The estimated lump sum payment has been determined, with the conversion based on a 3.03% interest rate and the unisex Revenue Ruling 2001-62 mortality table. The conversion as of July 31, 2011 was based on a 4.3% interest rate assumption.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael Mendes	Retirement Restoration Plan	19.5	5,850,000	—

On November 19, 2012, Mr. Mendes formally resigned from the Company. Diamond and Mr. Mendes entered into a Separation and Clawback Agreement, pursuant to which Mr. Mendes agreed to deliver to Diamond the following: (i) a cash payment of $2,743,400 (the “Cash Clawback”), representing the entire amount of his fiscal 2010 and fiscal 2011 bonuses; and (ii) 6,665 shares of Diamond common stock, representing all shares released to Mr. Mendes upon vesting under stock awards granted for fiscal 2010 and all later years. The Cash Clawback will be deducted from the amount Diamond owes to Mr. Mendes pursuant to the Retirement Restoration Plan. Mr. Mendes and Diamond have determined that prior to giving effect to the Cash Clawback, the retirement benefit due to Mr. Mendes in a lump sum under the Retirement Restoration Plan was approximately $5.44 million. Accordingly, after giving effect to the Cash Clawback, the Retirement Restoration Plan amount will be reduced to $2,696,600, which is expected to be paid in December 2012.

Potential Payments upon Employment Termination and Change of Control Events

Mr. Driscoll. Pursuant to Mr. Driscoll’s employment agreement, in the event he is terminated for cause (as defined in his employment agreement), or in the event of his death or disability, or in the event of his voluntary termination, Mr. Driscoll will receive: (i) any earned but unpaid base salary and earned but unused vacation or paid time off; (ii) any bonus earned and payable from a prior year that remains unpaid; (iii) other unpaid vested benefits under compensation, incentive and benefit plans; and (iv) reimbursement for expenses incurred, as of such termination of employment (“Accrued Compensation”). If he is terminated without cause, has a “constructive termination” (as defined in his employment agreement) or if Diamond Foods chooses not to renew his contract resulting in a termination of employment, Mr. Driscoll will receive: (i) the Accrued Compensation; (ii) a lump sum payment equal to 18 months of his then current base salary (reduced to 12 months after the initial three–year term of his employment with Diamond Foods); (iii) a lump sum payment equal to 150% of his target bonus for the current fiscal year (reduced to 100% after the initial three-year term of the employment agreement); (iv) if such termination occurs following the one-year anniversary of the grant date of his new hire equity grant (“Grant Date”), the restricted stock award will be deemed to have vested on a quarterly rather than annual basis; (v) an amount equal to the annual bonus for the fiscal year in which termination occurs to the extent that performance objectives are achieved, but if termination occurs in the first two fiscal years this amount shall not be less than the guaranteed bonus amount; and (vi) a lump sum payment equal to the cost of 18 months of COBRA health coverage. If he is terminated without cause or constructive termination in connection with a change in control (as defined in his employment agreement) of Diamond Foods, Mr. Driscoll will receive: (i) the Accrued Compensation; (ii) a lump sum payment equal to 30 months of his then current base salary; (iii) a lump sum payment equal to 250% of his target bonus for the current fiscal year; (iv) a lump-sum payment equal to the cost of 18 months of COBRA health benefits; (v) an amount equal to the annual bonus for the fiscal year in which termination occurs to the extent that performance objectives are achieved, but if termination occurs in the first two fiscal years this amount shall not be less than the guaranteed bonus amounts; and (vi) acceleration of all his then unvested equity awards.

Other Named Executive Officers. We entered into change of control agreements with Mr. Johnson, Mr. Burke, Mr. Kim and Ms. Segre. Our former Chief Executive Officer, Mr. Mendes, and former Chief Financial Officer, Mr. Neil, were parties to such agreements as well. Under these agreements, if we sell all or substantially all of our assets, complete a merger after which our stockholders before the merger do not own more than 50% of the surviving or successor entity’s outstanding voting securities after the merger, or any person or entity acquires 50% or more of our outstanding voting securities, and then after such change of control the successor entity terminates the executive officer without cause (as defined below) or the executive officer terminates his employment for good reason (as defined below), then the vesting of the executive officer’s restricted stock and stock options will accelerate and the executive officer will become entitled to receive severance payments equal to a multiple of his or her current yearly salary and maximum bonus. The multiple is two times for Mr. Johnson and one time for Mr. Burke, Mr. Kim, and Ms. Segre. The multiple for Mr. Mendes was three times and for Mr. Neil was two times. In addition, if an executive officer elects to continue medical and/or dental coverage after termination, such executive officer will receive 18 monthly payments equal to the premium(s) for the coverage elected for such executive officer and dependents of such executive officer. No amounts would be due to Mr. Neil or Mr. Mendes under the change of control agreements.

Under these agreements, the term “cause” means termination of employment due to the executive officer’s willful and continued failure to perform his or her duties to Diamond Foods or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the executive officer, provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the executive officer has not substantially performed his or her duties, or the executive officer’s conviction of or plea of guilty or nolo contendere to felony criminal conduct. The term “good reason” means in each case without the executive officer’s consent or waiver: a material diminution of the executive officer’s duties or authority with Diamond Foods, or the assignment of duties and responsibilities inconsistent with his or her status at Diamond Foods, as of the date of the change of control; a reduction in base salary or material reduction in benefits as of the date of the change of control without the express written consent of the executive officer; any breach by us of any of our material obligations under our agreements with the executive officer; or a reassignment that requires the executive officer to move his or her principal work location more than 50 miles.

In February 2012, we established a Key Executive Retention Plan, under which Mr. Johnson, Mr. Burke, Mr. Kim and Ms. Segre received a benefit equal to 250% of their annual base salary, one-half of which will be payable in cash and one-half of which will be paid in the form of restricted stock. Forty percent of the retention benefit was paid on August 23, 2012 and the remainder of the retention benefit will be payable on February 23, 2013 if the participant remains employed by us as of that date. The retention benefit may be accelerated if Diamond Foods terminates the participant’s employment without cause, the participant terminates his or her employment for good reason, or the participant is terminated without cause or terminates his or her employment for good reason within 12 months following a change of control of Diamond Foods.

In connection with his March 1997 employment agreement, we had agreed to provide Mr. Mendes with termination benefits independent of a change of control transaction. If we had terminated Mr. Mendes’ employment for any reason other than due to his willful breach of duty, habitual neglect of duty or continued incapacity to perform, he would have been entitled to continuation of his salary and health, dental and vision insurance benefits for up to 12 months, and he would be entitled to up to $10,000 in outplacement services. No such termination benefits will be paid to Mr. Mendes. Mr. Mendes was the sole participant under the Retirement Restoration Plan. During fiscal 2012, no payments were made under the Retirement Restoration Plan.

On November 19, 2012, Mr. Mendes formally resigned from the Company. Mr. Mendes and Diamond entered into a Separation and Clawback Agreement pursuant to which Mr. Mendes agreed to deliver to the Company the following: (i) a cash payment of $2,743,400 (the “Cash Clawback”), representing the entire amount of his fiscal 2010 and fiscal 2011 bonuses; and (ii) 6,665 shares of Diamond common stock, representing all shares of Company common stock released to Mr. Mendes upon vesting under stock awards granted for fiscal 2010 and all later years. The Cash Clawback will be deducted from the amount Diamond owes to Mr. Mendes pursuant to the Retirement Restoration Plan. Mr. Mendes and Diamond have determined that prior to giving effect to the Cash Clawback, the retirement benefit due to Mr. Mendes in a lump sum under the Retirement Restoration Plan was $5.44 million. Accordingly, after giving effect to the Cash Clawback, the Retirement Restoration Plan payment was reduced to $2,696,600.

The table below presents estimated payments and benefits that would have been provided to each of our current named executive officers assuming their respective terminations as of July 31, 2012. As a condition of receiving any severance benefits in connection with the change of control agreements, the executive must execute a full waiver and release of all claims in our favor and agree to abide by covenants regarding confidentiality, non-solicitation of employees, non-interference with our business relationships and non-competition. In addition to the benefits described in the tables below, upon termination of employment executive officers may be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	Brian Driscoll	Lloyd Johnson	Andrew Burke	Stephen Kim	Linda Segre
Termination after Change of Control:
Cash Severance	$4,314,863	$2,047,310	$725,779	$572,886	$535,600
Post-termination COBRA reimbursement for 18 months	18,135	25,986	25,986	25,986	8,708
Acceleration of cash retention payments	—	533,154	378,010	358,054	334,750
Acceleration of unvested restricted stock(1)	—	1,018,356	581,116	514,360	432,473
Acceleration of unvested options(1)	—	—	—	—	—

Total	$4,332,998	$3,785,038	$1,802,326	$1,552,217	$1,379,579

Involuntary Termination:
Acceleration of cash retention payments	$—	$533,154	$378,010	$358,054	$334,750

(1)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $16.27 per share, which was the closing price of our stock on July 31, 2012. As of July 31, 2012, Mr. Driscoll had not yet received any equity grants.

DIRECTOR COMPENSATION

Non-employee members of our Board are compensated through cash retainers and stock option awards. The standard, annualized compensation program for non-employee is as follows:

Board Retainer:		Compensation Committee Retainer:
Board Members (other than Chairman)	$50,000	Committee Chair	$12,000
Chairman of the Board	$145,000	Other Committee Members	$7,000
Chairman Emeritus additional retainer	$10,000

Audit Committee Retainer:		Nominating & Governance Committee:
Committee Chair	$18,000	Committee Chair	$9,000
Other Audit Committee Members	$8,000	Other Committee Members	$4,000

Mr. Wilson is a Managing Director at Oaktree Capital and is one of Oaktree Capital’s designees to our Board. As a principal of Oaktree Capital, Mr. Wilson has waived all compensation paid to non-employee directors. All of our directors are reimbursed for their reasonable expenses in attending Board and Board committee meetings but receive no other fees for attending meetings.

In addition, in June 2012, the Board approved a special one-time payment to certain independent Board members in recognition of the significant time and effort devoted to the Audit Committee investigation into certain payments to walnut growers that was announced on November 1, 2011 as well as the search for a new Chief Executive Officer. $20,000 was paid to Robert Zollars, Laurence Baer, Edward Blechschmidt and Rick Wolford, and $10,000 was paid to Glen Warren. Rick Wolford was an independent director and a member of the Audit Committee until February 7, 2012, at which time he agreed to serve as our interim President and Chief Executive Officer. Mr. Wolford remained in that role until May 8, 2012, when Mr. Driscoll joined the company as the full-time President and Chief Executive Officer.

Upon initial appointment or election to our Board, each non-employee director receives an automatic grant of restricted stock and an automatic stock option grant under our 2005 Equity Incentive Plan. The number of shares of restricted stock is equal to $120,000 divided by the closing price of our stock on the date of grant. We retain the right to repurchase these shares for the nominal purchase price until they are vested. The restricted shares vest in three equal annual installments, commencing with the first anniversary of the date of grant, provided the director remains in continuous service as a director through that date. Prior to vesting, the director is entitled to vote and receive dividends with respect to such shares, but not to transfer them. Each award will become fully vested if we are acquired prior to or at the time of the director’s termination of service. Each non-employee director also receives each year an automatic grant of an option to purchase 10,000 shares of our common stock, at an exercise price per share equal to the fair market value of our common stock on the date of grant. These automatic option grants have ten-year terms and will terminate six months following the date the director ceases to be one of our directors or consultants or 12 months following that date, if the termination is due to death or disability. Each automatic grant of options vests and becomes exercisable in full on the anniversary of the date of grant, provided the director remains in continuous service as a director through that date. In addition, each option award will become fully vested and exercisable if we are acquired prior to or at the time of the director’s termination of service.

The following table shows the compensation earned in fiscal 2012 by members of our Board:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Laurence M. Baer	83,000	—	84,497	167,497
Edward A. Blechschmidt	90,800	—	114,979	205,799
Alison Davis(3)	23,200	119,990	117,414	260,604
John J. Gilbert	60,000	—	84,497	144,497
R. Dean Hollis(4)	8,696	119,981	106,282	234,959
Robert M. Lea	50,000	—	84,497	134,497
Nigel A. Rees(3)	23,200	119,990	117,414	260,604
Joseph P. Silveira(5)	29,000	—	—	29,000
Glen C. Warren, Jr.	79,844	—	84,497	164,341
Matthew C. Wilson(4)	—	—	—	—
Richard Wolford	73,962	—	103,243	177,205
Robert J. Zollars	131,247	—	84,497	215,744

(1)	Represents the fair value of equity grant on the date of grant, even though the grant is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The fair value of these grants is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.
(2)	All of the non-employee directors receive an automatic award of an option to purchase 10,000 shares of our common stock on each anniversary of their appointment to the Board. Represents the fair value of equity grant on the date of grant, even though the grant is subject to vesting, and excludes the impact of forfeitures related to service-based vesting conditions. The fair value of these grants is determined in accordance with ASC Topic 718. Amounts are based on our ASC Topic 718 assumptions described in “Note 3 of the Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K, without regard to forfeitures.
(3)	Ms. Davis and Mr. Rees joined the Board in March 2012.
(4)	Mr. Hollis and Mr. Wilson joined the Board in May 2012 as the Board designees of Oaktree Capital. Mr. Wilson as a Managing Director of Oaktree Capital and does not receive any non-employee director compensation from Diamond Foods.
(5)	Mr. Silveira passed away in November 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is, or was at any time, an officer or employee of Diamond Foods or any of its subsidiaries. None of Diamond’s executive officers serves or has served on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving our Board or Compensation Committee during the most recently completed fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any related party transactions must be reviewed and approved by the Audit Committee or another independent body of our Board in accordance with the written Audit Committee Charter.

Grower Payments

Diamond Foods has paid members of our Board who are affiliated with growers from which we purchase walnuts, for walnut products received in the ordinary course of business. The following table shows the payments received by the directors who sold walnuts to Diamond Foods in fiscal 2012 and fiscal 2013, including to Mr. Gilbert, who served on our Board until November 2012.

Name	Fiscal Year	Grower Payments
John J. Gilbert	2013	$1,750,121
	2012	$3,578,353
Robert M. Lea	2013	$334,807
	2012	$1,702,693
William L. Tos, Jr.	2013	$10,276,109
	2012	$9,685,795

AUDIT FEES

The following table presents information regarding the fees billed by Deloitte & Touche LLP and affiliated entities for fiscal 2012 and fiscal 2011.

	Year Ended July 31,
Nature of Services	2012	2011
	(In thousands)
Audit Fees	$16,504	$1,630
Audit-related Fees	$94	153
Tax Fees	$38	66
All Other Fees		—

Total Fees	$16,636	$1,849

Audit Fees. This category includes services provided and billed to Diamond to date in connection with the audit of our annual financial statements, an Audit Committee investigation relating to certain payments to walnut growers, restatement of prior financial statements, the audit of our internal control over financial reporting, the review of our unaudited, quarterly consolidated financial statements and review of our periodic and current reports filed with the SEC. The category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and foreign statutory audits required by non-U.S. jurisdictions.

Audit-related Fees. In fiscal 2011 and 2012, audit-related fees were incurred in connection with a business combination pursuant to a registration statement on Form S-4.

Tax Fees. In fiscal 2011 and 2012, tax fees were incurred in connection with research and development tax services.

All Other Fees. We did not incur any other fees with Deloitte & Touche LLP in fiscal 2011 or 2012.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee charter provides that the Audit Committee will approve the fees and other significant compensation to be paid to our independent auditors, and pre-approve all audit services and all non-audit services of independent auditors permitted under applicable law. The charter also provides that the Audit Committee may establish other pre-approval policies and procedures for the engagement of independent auditors to render services to us, including without limitation policies that would allow the delegation of pre-approval authority to one or more members of the Audit Committee, provided that any pre-approval decision is reported to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated pre-approval authority for up to $25,000 in expenses to the Chair of the Audit Committee. The Chair or the Audit Committee has approved all audit and audit-related work covered by the Audit Fees and Tax Fees. All fees listed above paid to our independent auditors during fiscal 2010 and 2011 were for work performed by the independent auditors’ full-time, permanent employees.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for: overseeing the integrity of our accounting and financial reporting processes and the audits of our financial statements; monitoring the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and Diamond Foods’ financial and senior management; reviewing and evaluating the independence and performance of our independent auditors; and facilitating communication among the our independent auditors, our financial and senior management and the Board. Diamond Foods management is responsible for our financial statements and our internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards, and for issuing a report thereon.

The Audit Committee has (1) reviewed and discussed the Company’s audited financial statements with management, (2) discussed with D&T the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, (3) received the written disclosures and the letter from Deloitte & Touche LLP, our independent registered public accounting firm (“D&T”), required by applicable requirements of the Public Company Accounting Oversight Board and discussed the auditor’s independence with D&T, and (4) reviewed and discussed with management and D&T management’s assertions regarding internal financial controls. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in our Annual Report on Form 10-K, and such audited financial statements were included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2012, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Edward A. Blechschmidt, Chairman

Alison Davis (appointed effective March 7, 2012)

Nigel A. Rees (appointed effective March 7, 2012)

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board appointed Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ended July 31, 2012, and our stockholders are being asked to ratify the Audit Committee’s appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1998. The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDED JULY 31, 2012.

PROPOSAL NO. 3—SAY-ON-PAY ADVISORY VOTE

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Stockholders are being asked to approve, on an advisory basis, the compensation of our named executive officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this proxy statement.

As described under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate executives who have the capability to provide strong leadership for Diamond Foods and increase stockholder value. The Compensation Committee oversees our executive compensation program, including the compensation of our named executive officers. All members of our Compensation Committee are independent directors, within the meaning of applicable stock exchange listing standards, and the Compensation Committee engages and receives advice from an independent compensation consultant.

Our executive compensation is designed to be competitive within our industry, taking into account performance and scope of responsibility, and to have a significant portion of each named executive officer’s total compensation “at-risk” through both near-term and long-term incentive compensation arrangements. We design these incentives to reward increases in stockholder value, accomplishment of corporate strategic objectives and accomplishment of individual goals, with a view toward aligning our goals and strategies with responsible pay and governance practices. Our compensation policies and practices are discussed in detail under “Compensation Discussion and Analysis” and include:

•

Paying for Performance: Cash compensation is significantly weighted to variable compensation, with half of potential cash compensation tied to at-risk bonuses for two of our executives who are senior vice presidents and more than half of potential cash compensation tied to at-risk bonuses for our three executive vice presidents and our chief executive officer. Annual incentive award opportunities are capped at 200% of target.

•

Aligning Executive and Stockholder Interests: Our long-term incentive program is 100% stock-based, comprised of stock options that vest over four years with a ten-year life, and restricted stock that vests after four years.

•

Rewarding Achievement of the Company’s Business Goals: Annual cash incentive awards are based in part on Company performance compared to pre-set targets established by the Board, and in part on individual awards that take account of departmental and individual executive performance relative to their goals.

Consistent with our policies, our executives earned significantly less cash incentive compensation in fiscal 2012 than in prior years due to the performance of the Company. For example, for our named executive officers other than our new chief executive officer (who joined us in the fourth quarter of fiscal 2012), 60% of their bonus potential was tied to achievement of earnings per share targets. Since we did not achieve the threshold earnings per share target, the bonus payable on this component of the incentive program was $0. In addition, bonuses based on individual objectives were significantly below those paid in prior years.

At the same time, the Company’s executive compensation program excludes practices that would be contrary to the Company’s compensation philosophy and contrary to stockholders’ interests. For example, the Company’s current executive compensation program: does not allow executives to engage in short sales, hedging or trading in put and call options with respect to the Company’s securities; does not provide excessive perquisites; and does not provide for tax gross-up for any perquisites or benefits. Our executive officers also are not entitled to any excise tax payment or tax gross-up for any change-in-control related payments.

Please read “Compensation Discussion and Analysis” and the executive compensation tables and accompanying disclosure for additional information about our executive compensation programs, including information about the fiscal 2012 compensation of our named executive officers.

Our Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote FOR the following resolution at our Annual Meeting:

“RESOLVED, that Diamond Foods, Inc.’s stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and related narrative discussion.”

This vote on the named executive officer compensation is advisory, and therefore will not be binding on the Company and will not affect, limit or augment any existing compensation or awards. However, we value our stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board of Directors unanimously recommends that stockholders vote FOR the approval of this proposal. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

PROPOSAL NO. 4—SAY-ON-FREQUENCY ADVISORY VOTE

ON THE FREQUENCY OF STOCKHOLDER SAY-ON-PAY VOTES

In addition to the “Say-on-Pay” proposal above, stockholders are being asked to vote, on an advisory basis, on how frequently Diamond Foods should present stockholders with a Say-on-Pay vote on the compensation of our named executive officers. You may vote to have a Say-on-Pay vote held annually, every two years or every three years, or you may abstain. As required under SEC rules, this non-binding “frequency” vote will be presented to stockholders at least once every six years beginning with this Annual Meeting.

Our Board of Directors determined that an annual advisory vote on named executive officer compensation is the most appropriate alternative for Diamond Foods at this time and recommends that you vote for a one-year interval for the advisory stockholder vote on named executive officer compensation.

This vote on the frequency of stockholder Say-on-Pay votes is advisory, and therefore will not be binding on the Company. However, we value our stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when recommending a Say-on-Pay voting frequency to the Board. In voting on this proposal, you should be aware that you are not voting “for” or “against” the Board’s recommendation on the frequency of holding advisory stockholder Say-on-Pay votes. Rather, you are voting on your preferred voting frequency by choosing the option of one year, two years or three years, or you may abstain from voting on this proposal.

The Board of Directors unanimously recommends that stockholders vote for the annual (“1 YEAR”) option in the advisory vote on the frequency of stockholder Say-on-Pay votes on the compensation of our named executive officers. Proxies solicited by the Board will be so voted unless stockholders specify a contrary choice in their voting instructions.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our Bylaws. Under SEC rules, any stockholder who intends to present a proposal at our 2014 annual meeting of stockholders must submit the proposal, in writing, so that we receive it at our principal executive offices no later than August 10, 2013 for the proposal to be included in our proxy statement and proxy for the 2014 annual meeting. Stockholders wishing to present a proposal at our 2014 annual meeting of stockholders or to nominate a person to our Board at the 2014 annual meeting of stockholders (but not include such nomination in the proxy statement) must submit such proposal or nominee to us no earlier than October 1, 2013 and no later than October 31, 2013 if they wish for it to be eligible for presentation at our 2014 annual meeting. To be valid, submission of a director nominee must include the information contained in Section 1.11(a)(ii) of our Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

If the 2014 annual meeting of stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the prior year’s annual meeting of stockholders, then nominations and stockholder proposals must be received no earlier than close of business on the 105th day prior to the annual meeting and not later than close of business on the later to occur of (i) the 75th day prior to the annual meeting or (ii) the 10th day after the date we first publicly announced the date of the annual meeting.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting in person, please either cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 14, 2013.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com/DMND
• Follow the steps outlined on the secured website.

Vote by telephone

 • Call toll free 1-800-652-VOTE (8683) within the USA,

    US territories & Canada any time on a touch tone

    telephone. There is NO CHARGE to you for the call.

 • Follow the instructions provided by the recorded

    message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and every 1 YR for Proposal 4.

+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Alison Davis	☐	☐	02 - Brian Driscoll	☐	☐	03 - Nigel Rees	☐	☐

	04 - Robert Lea	☐	☐	05 - Matthew Wilson	☐	☐	06 - William Tos	☐	☐

			For	Against	Abstain			For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as independent registered public accounting firm for fiscal year ended July 31, 2012.		☐	☐	☐	3.	Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐
		1 Yr	2 Yrs	3 Yrs	Abstain

4.	Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ‚

Proxy — DIAMOND FOODS, INC.

Annual Meeting of Stockholders to be held on January 14, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Zollars and Brian Driscoll, and each of them, as the Proxyholders, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Diamond Foods, Inc. (the “COMPANY”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 14, 2013 at 1:30 p.m., at 1050 S. Diamond Street, Stockton, CA 95205 and any adjournment or postponement thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the Proxy will be voted FOR the Proposals and in accordance with the judgment and in the discretion of the persons named as Proxyholders herein on any other business that may properly come before the Meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE VOTED ON REVERSE SIDE.
SEE REVERSE		SEE REVERSE
SIDE		SIDE